UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

HEADWATERS INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

January [12], 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Headwaters Incorporated, which will be held on Thursday, February 24, 2011, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of our operations and an opportunity for you to ask questions.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On or about January 14, 2011, we will mail to our stockholders a Notice containing instructions on how to access our 2011 proxy statement and annual report and vote online. The Notice contains instructions on how you can receive a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you request a paper copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

If you have any questions after reading the Proxy Statement and other materials we have sent, please call Sharon Madden, our Vice President of Investor Relations, at 1-800-316-6214.

Sincerely,
/S/ KIRK A. BENSON
Kirk A. Benson
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on Thursday, February 24, 2011

Our proxy statement, 2010 annual report and 2010 Form 10-K are available at

https://materials.proxyvote.com/42210P.

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 24, 2011

To the Stockholders of Headwaters Incorporated:

The 2011 Annual Meeting of Stockholders of Headwaters Incorporated, a Delaware corporation, will be held on Thursday, February 24, 2011, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, for the following purposes:

1.	To elect three Class II directors to serve until the 2014 annual meeting, or until their successors are duly elected and qualified;

2.	To ratify the selection by the Board of Directors of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2011;

3.	To approve an amendment to Headwaters’ Certificate of Incorporation to increase the number of shares of Headwaters’ Common Stock, par value $0.001, authorized for issuance from 100,000,000 to 200,000,000;

4.	To have an advisory vote on executive compensation;

5.	To have an advisory vote on the frequency of holding an advisory vote on executive compensation; and

6.	To transact such other business as may properly come before the annual meeting and any and all adjournments or postponements thereof.

Our Board of Directors has chosen the close of business on December 30, 2010 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Whether or not you plan to attend the annual meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you request a copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors,
/S/ HARLAN M. HATFIELD
Harlan M. Hatfield
Secretary

January 12, 2011

Your Vote Is Important!

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on February 24, 2011

GENERAL INFORMATION

This proxy statement is being furnished to the stockholders of Headwaters Incorporated, in connection with the solicitation of proxies on behalf of the Board of Directors of Headwaters for use at Headwaters’ Annual Meeting of Stockholders and any and all adjournments or continuations of the annual meeting, to be held Thursday, February 24, 2011, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. On or about January 14, 2011, we will mail to our stockholders a Notice containing instructions on how to access our 2010 proxy statement and annual report and vote online. Stockholders may receive a copy of the proxy statement and annual report by mail upon request.

When we use “Headwaters,” “we,” “us,” “our” or the “Company,” we are referring to Headwaters Incorporated.

This proxy statement along with our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our Annual Report to Stockholders are also available at https://materials.proxyvote.com/42210P.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is this proxy statement?

You have received a Notice referring to this proxy statement and our annual report because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (SEC) and that is designed to assist you in voting your shares. As permitted by SEC rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about January 14, 2011, we will mail to our stockholders of record as of the close of business on December 30, 2010 a Notice containing instructions on how to access this proxy statement and our annual report online. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will act upon the matters described in this proxy statement. These actions include the election of directors; ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the “independent auditors”); approval of an amendment to our certificate of incorporation to increase the number of authorized shares from 100,000,000 to 200,000,000; an advisory (that is, nonbinding) vote on executive compensation; and an advisory vote on the frequency of holding an advisory vote on executive compensation. An additional purpose of the annual meeting is to transact any other business that may properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

Who can attend the annual meeting?

All stockholders of record at the close of business on December 30, 2010, the record date, or their duly appointed proxies, may attend the annual meeting.

What proposals will be voted on at the annual meeting?

Stockholders will vote on five proposals at the annual meeting:

•	the election of directors;

•	the ratification of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2011;

•

the approval of an amendment to Headwaters’ Certificate of Incorporation to increase the number of shares of Headwaters’ Common Stock, par value $0.001, authorized for issuance from 100,000,000 to 200,000,000;

•	an advisory vote on executive compensation; and

•	an advisory vote on the frequency of holding an advisory vote on executive compensation.

What are the Board’s recommendations?

Our Board recommends that you vote:

•	FOR election of the nominated directors;

•	FOR ratification of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2011;

•

FOR approval of an amendment to Headwaters’ Certificate of Incorporation to increase the number of shares of Headwaters’ Common Stock, par value $0.001, authorized for issuance from 100,000,000 to 200,000,000; and

•	FOR approval of the compensation of our named executive officers.

The Board has not made a recommendation on the frequency of holding an advisory vote on executive compensation. Stockholders may vote for having an advisory vote every year, every two years, or every three years, or they may abstain from voting on this proposal.

Will there be any other business on the agenda?

The Board knows of no other matters that are likely to be brought before the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on December 30, 2010, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. As of the record date, there were [60,751,625] shares of our common stock outstanding. Holders of common stock as of the record date are entitled to one vote for each share held for each of the proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The Notice containing instructions on how to access the proxy materials online has been sent directly to you by us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the Notice.

How do I vote my shares?

Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•	By Mail — If you requested your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EST) on February 23, 2011.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify how your shares should be voted for each of the proposals. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the three nominees for director;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending September 30, 2011;

•

FOR the approval of an amendment to Headwaters’ Certificate of Incorporation to increase the number of shares of Headwaters’ Common Stock, par value $0.001, authorized for issuance from 100,000,000 to 200,000,000; and

•	FOR the approval of the compensation of our named executive officers.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to the Corporate Secretary. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the annual meeting is December 30, 2010. As of that date, there were [60,751,625] shares of our common stock outstanding.

What constitutes a quorum?

A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting.

What is a broker “non-vote” and what is its effect on voting?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

Proposal 2 (ratification of auditors) involves a matter that we believe will be considered routine. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

What is required to approve each item?

•

For Proposal No. 1 (election of directors), each director must be elected by a majority of votes cast with respect to such director (i.e., the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors.

•

For Proposal No. 2 (ratification of independent auditors) and Proposal No. 4 (advisory vote on executive compensation), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

•	For Proposal No. 3 (amendment of certificate of incorporation), the affirmative vote of stockholders holding a majority of the shares outstanding is required.

•

For Proposal No. 5 (advisory vote on the frequency of holding an advisory vote on executive compensation), the alternative — that is, every one, two or three years — receiving the greatest number of votes will be the frequency that stockholders approve.

•

For any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

For the purpose of determining whether the stockholders have approved matters other than the election of directors and the frequency of holding an advisory vote on executive compensation, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker may have authority to vote the shares for routine matters.

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

Our Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee in order for that nominee to be elected. Only votes “for” or “withheld” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Delaware law provides that the director would continue to serve on our Board as a “holdover director.” However, our Bylaws provide that directors may be nominated for re-election only if the incumbent candidate has tendered, prior to the mailing of the proxy statement, an irrevocable resignation that will be effective upon the failure of the director to receive the required vote at the Annual Meeting and acceptance by the Board of such resignation. All nominees for director have tendered such an irrevocable resignation. Under our Corporate Governance Guidelines, in the event any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, the Nominating and Corporate Governance Committee (excluding the director who tendered the resignation) will promptly consider the resignation offer and recommend to the full Board whether to accept it. In reaching its decision, the Committee may consider any factors it considers relevant, including, without limitation: (i) any stated reasons why stockholders “withheld” votes for election of the withheld director; (ii) the length of service and qualifications of the withheld director; (iii) the withheld director’s past and expected future contributions to Headwaters; (iv) the overall composition of the Board; (v) whether accepting the tendered resignation would cause Headwaters to fail to meet any applicable rule or regulation, including New York Stock Exchange listing requirements and federal securities laws; and (vi) whether the resignation of the withheld director could result in the triggering of change of control or similar provisions under any contract by which we are bound or any of our benefit plans, and if so, the potential impact thereof. In making its recommendation to the Board, the Committee may consider possible remedies in addition to acceptance of the resignation, including alternatives for curing the underlying cause of the “withheld” votes, if known.

How will shares of common stock represented by properly executed proxies be voted?

All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board’s recommendations on the items listed in the Notice of Annual Meeting. In addition, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. You may revoke your proxy prior to exercise by:

•	filing with us a written notice of revocation of your proxy,

•	submitting a properly signed proxy card bearing a later date,

•	voting over the Internet or by telephone, or

•	voting in person at the annual meeting.

What does it mean if I receive more than one Notice?

If your shares are registered under different names or are in more than one account, you may receive more than one Notice. To ensure that all your shares are voted, please vote by telephone or through the Internet using each personal identification number you are provided on the forms of Notice you receive. If you request proxy materials to be mailed to you, you will need to complete, sign and date the multiple proxy cards relating to your multiple accounts. We encourage you whenever possible to have all accounts registered in the same name and address. You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company.

Who paid for this proxy solicitation?

The cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by us.

How do I learn the results of the voting at the annual meeting?

Preliminary results will be announced at the annual meeting. Final results will be published in a Current Report on Form 8-K filed with SEC within four business days of the annual meeting.

How are proxies solicited?

In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

What is “householding?”

“Householding” means that we deliver a single set of proxy materials when requested to households with multiple stockholders, provided certain conditions are met. Householding reduces our printing and mailing costs.

If you or another stockholder of record sharing your address would like to receive an additional copy of the proxy materials, we will promptly deliver it to you upon your request in one of the following manners:

•	by sending a written request by mail to:

Sharon Madden, Vice President of Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

•	by calling Sharon Madden, Vice President of Investor Relations, at 1-800-316-6214.

If you would like to opt out of householding in future mailings, or if you are currently receiving multiple mailings at one address and would like to request householded mailings, you may do so by contacting Sharon Madden, Vice President of Investor Relations, as indicated above.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet at www.proxyvote.com. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

What are the requirements for presenting stockholder proposals?

Stockholders may submit proposals on matters appropriate for stockholder action at our annual meeting consistent with regulations adopted by the SEC and our Bylaws. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 annual meeting, we must receive them not later than September 16, 2011 or such later date as we may specify in our SEC filings. Your proposals should be addressed to Headwaters at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, Attn: Corporate Secretary.

We anticipate that proxies solicited in connection with our 2012 annual meeting will confer discretionary authority to vote on matters, among others, of which we do not receive notice prior to September 16, 2011.

In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the scheduled date of the meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder making the proposal. For example, to be presented at the 2011 Annual Meeting, such a proposal must have been received by the Corporate Secretary on or after November 26, 2010 but no later than December 23, 2010. No proposals were received during this period. In the event that less than 75 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder must be received not later than the earlier of the following two dates: (a) the close of business on the 15th day following the day on which notice of the date of the scheduled annual meeting was mailed or public disclosure was made, or (b) two days prior to the date of the scheduled meeting. Our Bylaws can be found at www.headwaters.com.

Whom may I contact for further assistance?

If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, our Vice President of Investor Relations:

•	by mail, to:

Sharon Madden, Vice President of Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

•	by telephone, at 1-800-316-6214.

EXECUTIVE OFFICERS

The following table sets forth:

•	the names of our current executive officers,

•	their ages as of the record date for the annual meeting and

•	the capacities in which they currently serve Headwaters:

Name	Age	Position(s)	Officer Since
Kirk A. Benson	60	Chief Executive Officer and Chairman of the Board	1999
Donald P. Newman	46	Chief Financial Officer	2010	(1)
Harlan M. Hatfield	50	Vice President, General Counsel and Secretary	1998
William H. Gehrmann, III	54	President, Headwaters Resources, Inc.	2004
John N. Lawless, III	50	President, Headwaters Construction Materials, Inc.	2004

(1)	Mr. Newman was appointed Chief Financial Officer on December 8, 2010. Steven G. Stewart served as Chief Financial Officer during the 2010 fiscal year and subsequent thereto until December 8, 2010.

See “Proposal No. 1 — Election of Directors” for biographical information regarding Mr. Benson.

Donald P. Newman was appointed as our Chief Financial Officer on December 8, 2010. Mr. Newman served as Interim Chief Financial Officer or Vice President — Corporate Controller of Boart Longyear Limited from October 2006 to December 2010. Boart Longyear is the world’s leading integrated drilling services and minerals industry manufacturing company providing goods and services to mining companies. From January 2004 to October 2006, Mr. Newman was Vice President — Chief Accounting Officer & Corporate Controller of ACI Worldwide, Inc. and prior to that time served in various financial positions with NRG Energy, Inc. Mr. Newman graduated from the University of Minnesota (Duluth) in 1987.

Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999. His activities with us have included the development of energy projects, intellectual property, licensing, strategic business acquisitions, and debt and equity financings. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory issues, contracts and other legal matters. Prior to his employment with us, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

William H. Gehrmann, III was appointed President of Headwaters Resources, Inc. in October 2004. Mr. Gehrmann has been with Headwaters Resources and its predecessors for more than 20 years and was appointed Senior Vice President, Operations in 2004 and was Senior Vice President, Southern Region for the previous five years. During his time with Headwaters Resources, Mr. Gehrmann has been responsible for the development of new products utilizing coal combustion products, the construction and operation of hazardous and non-hazardous waste landfills, and the design and operation of material handling systems. Mr. Gehrmann has worked in the coal combustion products industry since 1985 where he has received a patent, authored numerous technical papers, and developed new products utilizing CCPs. Mr. Gehrmann graduated from the University of Texas at Austin in 1984 with a B.S. degree in Architectural Engineering, with specializations in structural engineering and construction management.

John N. Lawless, III currently serves as President of Headwaters Construction Materials, Inc. (HCM), a position he assumed in 2007. Previously, Mr. Lawless was the President and Chief Executive Officer of Tapco International Corporation (Tapco), the position he held when we acquired Tapco in September 2004. Mr. Lawless joined Tapco in 1989 and served as Vice President, Marketing and Operations, and Executive Vice President, before being appointed President in 1998. Prior to 1989, Mr. Lawless was employed by Comerica Bank in Detroit as a Commercial Lender. Mr. Lawless received his B.S. degree in Economics from Kalamazoo College in 1983 and his MBA from the University of Notre Dame in 1985.

Steven G. Stewart was our Chief Financial Officer from 1998 through 2005. From 2005 through 2007, Mr. Stewart acted in several advisory roles for Headwaters. Effective September 4, 2007, Mr. Stewart was reappointed as our Chief Financial Officer and remained in this position until December 8, 2010. From May 1973 through July 1998, Mr. Stewart worked for several “Big Eight” international accounting firms in numerous management capacities, including 13 years as a partner, with the firms of Ernst & Young, Touche Ross and PricewaterhouseCoopers. During this time, Mr. Stewart also served as the Salt Lake City office Director of High Technology and Entrepreneurial Services, the office Director of Recruiting and the office Director of Accounting and Auditing Services. Mr. Stewart is a board member, chairman of the audit committee and member of the compensation committee of BSD Medical Corporation. Mr. Stewart received his B.S. degree from Brigham Young University.

CORPORATE GOVERNANCE

We uphold a set of basic values to guide our actions and are committed to maintaining the highest standards of business conduct and corporate governance. We have adopted a Code of Ethics and Business Conduct for directors, officers (including our principal executive officer and principal financial officer) and employees and Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and Board of Directors committee charters, form the framework for governance of Headwaters. The Code of Ethics and Business Conduct, Corporate Governance Guidelines, Board of Directors committee charters, Bylaws and Certificate of Incorporation are available at www.headwaters.com. We will post on this web site any amendments to these governing documents or waivers of the Code of Ethics and Business Conduct for directors and executive officers.

Board Leadership Structure and Independence

Our Board leadership structure is currently comprised of i) a combined Chairman of the Board of Directors and Chief Executive Officer, ii) a Vice Chairman and lead independent Director, and iii) independent Chairmen for each of our three standing Board committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee.

From time to time, the Nominating and Corporate Governance Committee and the entire Board review the Company’s leadership structure, including the positions of Chairman of the Board and Chief Executive Officer. Mr. Kirk A. Benson currently serves as both Chairman of the Board and Chief Executive Officer. Over the last five years, we have undergone a change in our business and business plan from alternative energy to a diversified construction materials company. Mr. Benson has led this transition and is intimately familiar with our history, current business, and objectives for the future. Our Board believes it is appropriate to continue this combined role, which provides continuity to the management of the Company as we continue this transition. By serving as both our Chairman and Chief Executive Officer, Mr. Benson is able to provide strong and consistent leadership as we pursue our plans, providing vision and direction. In addition, our Board believes that its information flow, meetings, deliberations, and decision making processes are more focused, efficient, and effective than would be true if the Chairman and Chief Executive Officer roles were separated.

Our Chairman is assisted by a strong, independent Vice Chairman. Mr. James A. Herickhoff currently serves as our Vice Chairman and lead independent director and has served in these capacities since 1999 and 2001, respectively. As our Vice Chairman, Mr. Herickhoff has the following responsibilities, among others:

•	chairing meetings of our Board in the absence of the Chairman and Chief Executive Officer or when it is deemed appropriate in light of the Chairman’s management role;

•	chairing and setting the agenda for executive sessions of the non-management and independent directors at each regularly scheduled meeting of our Board, and more often as necessary;

•	advising on the agenda, information flow, and schedule of meetings for our Board based on input from directors;

•

providing feedback to the Chairman and Chief Executive Officer on corporate and Board strategies and, when requested, helping facilitate communications among board members and the Chief Executive Officer; and

•	overseeing the evaluation of our Chief Executive Officer.

The Board of Directors has determined that each of R Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E. J. “Jake” Garn, James A. Herickhoff, and Malyn K. Malquist has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and satisfies the independence requirements required by the New York Stock Exchange, and that each of our standing

Board committees is independent and satisfies the relevant SEC or New York Stock Exchange independence requirements for members of such committees. Each of our three standing committees plays an important role in the governance and leadership of our Board. Each is chaired by an independent director and all committee members are independent. The Board of Directors has adopted written charters for each of its three standing Board committees and new directors participate in orientation and training following their appointment to the Board.

Committees of the Board of Directors

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Mr. Dickinson as chair, Mr. Garn, and Mr. Herickhoff. This committee provides assistance to the Board in overseeing corporate governance and identifies individuals qualified to become members of the Board of Directors consistent with Board criteria. The committee also oversees the evaluation of the Board of Directors and management. The charter of the Nominating and Corporate Governance Committee is available at www.headwaters.com.

Audit Committee. The Audit Committee currently consists of Mr. Christensen as chair, and Mr. Fisher, Mr. Garn, and Mr. Malquist, each of whom except for Mr. Garn the Board of Directors has determined is an “audit committee financial expert” as defined under SEC rules. This committee oversees the integrity of our financial statements, disclosure controls and procedures, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors and the performance of our internal audit function and independent auditors, and the quarterly reviews and annual independent audit of our financial statements. The Audit Committee’s report appears hereafter. BDO USA, LLP, our independent auditors, reports directly to the Audit Committee. The charter of the Audit Committee is available at www.headwaters.com.

Compensation Committee. The Compensation Committee currently consists of Mr. Fisher as chair, Mr. Herickhoff, and Mr. Malquist. This committee provides assistance to the Board of Directors in overseeing our compensation policies and practices. It reviews and approves the compensation levels and policies for the Board of Directors; reviews and approves corporate goals and objectives with respect to CEO compensation and, based upon these evaluations, determines and approves the CEO’s compensation; makes recommendations to the Board of Directors with respect to non-CEO executive officer compensation, including any required approval of incentive and equity-based plans; reviews and approves bonus compensation guidelines and practices; and administers our stock incentive plans and authorizes grants under the plans. The Compensation Committee also has the responsibility to provide the report to stockholders on executive officer compensation, which appears hereafter. The charter of the Compensation Committee is available at www.headwaters.com.

The Compensation Committee directly engaged Mercer as compensation consultants to provide market data and to advise it and management about the design of the compensation program, including methods of compensation, commonly used metrics to measure performance, best practices for compensation delivery and the structure of various compensation elements. The consultant also gathers, prepares and provides data for external market comparisons in the areas of base compensation, total annual cash compensation, and long-term compensation and meets with the Committee to present findings and recommendations.

Board Oversight of Risk

Our Board of Directors oversees risk to help ensure a successful business at Headwaters. While the Chairman and Chief Executive Officer, Chief Financial Officer, business unit presidents, and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board of Directors is responsible for appropriate risk oversight and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, legal risks, and operational risks.

The Board believes that its leadership structure facilitates its oversight of risk by combining independent leadership, through the Vice Chairman and lead independent director, independent Board committees, and majority independent Board composition, with an experienced Chairman and Chief Executive Officer who has detailed knowledge of our business, history, and the complex challenges we face. The Chairman and Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of the Company positions him to promptly identify and raise key risks to the Board and focus the Board’s attention on areas of concern. The Vice Chairman, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the non-management directors and the Chairman and Chief Executive Officer, which enhances risk oversight.

The Board of Directors exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through frequent non-member attendance at committee meetings and committee meeting minutes available to all directors. Strategic, operational and competitive risks are presented and discussed at the Board’s regular quarterly meetings. On at least an annual basis, the Board conducts a review of our long-term strategic plans and the presidents of each business unit and other members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the board on material legal matters. As needed between Board meetings, our Chairman and Chief Executive Officer provides written reports to the Board on the critical issues we face and the recent developments in our business units, including identified risks.

The Audit Committee is responsible for reviewing our financial risks. The Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, internal auditor, General Counsel, other members of senior management and the independent auditor to discuss our major financial risk exposures, financial reporting, internal controls, and credit and liquidity risk. The Audit Committee meets regularly in separate executive session with the independent auditor to facilitate a full and candid discussion of risk and other issues.

The Compensation Committee is responsible for overseeing human resources and compensation risk, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans.

The Nominating and Corporate Governance Committee oversees risk related to our overall governance, including Board and committee composition, Board size and structure, director independence, ethical and business conduct and our corporate governance profile and ratings. The Nominating and Corporate Governance Committee also is engaged in overseeing risks associated with succession planning for the Board and management.

Communicating Concerns to Directors

The non-employee directors have established procedures to enable anyone wishing to communicate with our Board of Directors, including the Vice Chair or other non-management directors, in one of the following ways:

•	E-mailing the directors at directors@headwaters.com, or

•	Writing to the directors, at the following address:

Board of Directors

Headwaters Incorporated

c/o Corporate Secretary

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

The Corporate Secretary will forward any communications related to our accounting, internal accounting controls, or auditing matters to the Chair of the Audit Committee, together with any other director named in the communication. All other communications will be forwarded to the Vice Chair or other designated lead independent director of the Board of Directors, together with any other director named in the communication. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

The Audit Committee has established procedures for employees who have a concern about our accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee in one of the following ways:

•	E-mailing to the Audit Committee at headwaters-hotline@blackbearventures.com, or

•	Writing to the Audit Committee, at the following address:

Chair of the Headwaters Incorporated Audit Committee

PO Box 4749

Sedona, AZ 86340-4749

Communications may be anonymous.

Board and Committee Meetings

The Board held a total of six meetings during fiscal 2010. We encourage but do not require Board member attendance at our annual meeting. Three directors, including our Chairman of the Board, attended the 2010 annual meeting.

The Nominating and Corporate Governance Committee held four meetings in fiscal 2010. The Audit Committee held seven meetings in fiscal 2010. The Compensation Committee held eight meetings in fiscal 2010. Each director attended at least 75% of the aggregate of the total number of Board and applicable committee meetings.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee provides assistance to the Board in overseeing corporate governance, evaluates and selects director nominees of the Company to be considered for election at the annual meeting of stockholders and takes such other actions within the scope of its charter as the committee deems necessary or appropriate.

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating new nominees to the Board. In evaluating director nominees, the committee will, as described in the committee’s charter, consider various criteria, including relevant industry experience, general business experience, relevant financial experience, diversity of background and skills, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations of the New York Stock Exchange. In addition, directors must have significant interest in serving and be willing and able to make time available to devote to Board activities and to enhance their knowledge of our business. We therefore seek to attract and retain highly qualified directors who have sufficient time to devote to their substantial responsibilities and duties to us and our stockholders.

In accordance with our Corporate Governance Guidelines, the Board is comprised of three tiers of members with staggered three-year terms. One tier of members is elected each year by our stockholders at the annual meeting. Between annual meetings of stockholders, the Board may elect directors to serve until the next annual meeting. Nominees for directorship will be selected by the Nominating and Corporate Governance Committee, in accordance with the policies and principles in its charter, and nominated by the Board for stockholder elections. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although we may do so in the future.

To date, we have not received any recommendations from stockholders requesting the Board or any of its committees to consider a nominee for inclusion among the Board’s slate of nominees in our proxy statement for our annual meeting. However, our stockholders may recommend director nominees, and the committee will consider nominees recommended by stockholders. A stockholder wishing to submit such a recommendation should send a letter to the Corporate Secretary at our principal executive offices in accordance with the provisions of our Bylaws and as described in the Questions and Answers about the Annual Meeting section under the question, “What are the requirements for presenting stockholder proposals?” The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the nominee’s qualifications, including such information about the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board, as well as contact information for both the nominee and the stockholder. Nominees should at a minimum have relevant business and financial experience and must be able to read and understand fundamental financial statements. We anticipate that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded. The committee will consider all relevant qualifications as well as our needs in terms of compliance with New York Stock Exchange listing standards and SEC rules.

All of the nominees for directors being voted upon at the annual meeting are directors standing for reelection.

The Nominating and Corporate Governance Committee assisted the Board and each of its committees in conducting self-evaluations of their functioning and effectiveness. The committee also has reviewed and approved the Company’s CEO succession plan.

Nominating and Corporate Governance Committee

William S. Dickinson, Chairman

E. J. “Jake” Garn

James A. Herickhoff

Audit Committee Report

The Audit Committee acts pursuant to a written charter that was approved by the Board of Directors. The Audit Committee oversees our financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements with our management, including a discussion of the quality, not just the acceptability, of the accounting principles used; the reasonableness of significant judgments made; and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with BDO USA, LLP, our independent auditors, which is responsible for expressing an opinion that our consolidated financial statements are presented, in all material respects, in conformity with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. In addition, the committee has discussed with BDO the firm’s independence from Headwaters, including the matters in the letter from BDO required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with BDO’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and BDO’s report on the effectiveness of our internal control over financial reporting.

The Audit Committee discussed with our internal auditors and BDO the overall scope and plans for their respective audits. The committee regularly meets with the internal auditors and BDO, with and without management present, to discuss the results of their examinations; their evaluations of our internal control, including internal control over financial reporting; and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting, together with BDO’s reports, be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC. The committee and the Board also have recommended, subject to stockholder approval, the selection of BDO USA, LLP to audit our 2011 consolidated financial statements.

Audit Committee

R Sam Christensen, Chairman

Blake O. Fisher, Jr.

E. J. “Jake” Garn

Malyn K. Malquist

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Compensation Policies, Practices and Risk Management

The Compensation Committee considers potential risks when reviewing and approving both executive level and broad-based compensation programs. We have designed our compensation programs, including our incentive compensation plans, to minimize potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. We believe that our compensation programs do not encourage excessive risk-taking nor create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Headwaters is a building products company, which provides products, technologies and services primarily in the light and heavy building materials industries. Our building products business has been significantly affected by the depressed new housing and residential remodeling markets, by reduced infrastructure spending and by the economic deterioration that began in fiscal 2006 and continued through 2010. Accordingly, we have significantly reduced operating costs to be positively positioned to take advantage of a sustained building materials up-cycle when it occurs. In early fiscal 2010, we also completed a major restructuring of our senior indebtedness, extending maturities and eliminating EBITDA maintenance covenants. Subsequently, we repaid approximately $39 million of our convertible debt and we now have no debt maturities prior to 2014, unless the holders of $9 million of convertible notes exercise their put option in 2012. During 2010 we strengthened our balance sheet and streamlined our operations, while dealing with ongoing negative market conditions.

In fiscal year 2010, Headwaters had five named executive officers (NEOs), as reflected in the table below:

Named Executive Officer	Position
Kirk A. Benson	Chief Executive Officer
Steven G. Stewart	Chief Financial Officer
Harlan M. Hatfield	Vice President, General Counsel and Secretary
William H. Gehrmann, III	President, Headwaters Resources, Inc.
John N. Lawless, III	President, Headwaters Construction Materials, Inc.

The weak building materials market impacted executive compensation decisions made during fiscal year 2010. For the most part, all executive base salaries (including NEO base salaries) were held at the same level as the previous year. For most executives, bonuses paid through our annual bonus program were lower than in prior years. Only one operating division (and one NEO) had performance that qualified for a non-discretionary annual bonus. The same economic factors negatively impacted the long-term cash incentive arrangements. These factors produced Company performance that resulted in only one division (and one NEO) qualifying for payments from our long-term cash incentive arrangements.

Notwithstanding the difficult economic conditions, the Company achieved several positive changes that affected compensation decisions. The successful restructuring of our indebtedness referenced above resulted in discretionary bonuses for several executives (including all five NEOs). In addition, the Company exceeded free cash flow (generally defined as operating income plus depreciation, amortization, goodwill impairment, and refined coal tax credits, reduced by capital expenditures) goals and repaid $39 million of expensive subordinated debt, resulting in strong long-term cash performance unit awards for executives in the corporate unit (including three NEOs). These performance units will be settled in cash and will vest at the end of fiscal year 2011 and fiscal year 2012. The value of the performance units on the vest dates will be indexed to the 60-day trailing average closing stock price on the vest dates, further aligning the interests of corporate executives with those of the stockholders.

Outside of Company performance, the most significant events affecting compensation in fiscal year 2010 occurred in the January to April time frame. On January 11, 2010, the Company filed a proxy statement with the SEC related to its 2010 Annual Meeting of Stockholders. In February 2010, an institutional shareholder advisory service raised concerns about the open-ended nature of the free cash flow goals associated with the 2009 Long-Term Cash Incentive Arrangement as described in the 2010 proxy. On February 17, 2010, Headwaters’ Compensation Committee of the Board of Directors decided to terminate the 2009 Long-term Cash Incentive Arrangement for corporate business unit executives (including Messrs. Benson, Stewart and Hatfield). The Committee also decided to establish a closed-end, five-year performance period of fiscal year 2009 through fiscal year 2013 for the Long-Term Cash Incentive Arrangement as applied to the Heavy Construction Materials (including Mr. Gehrmann) and Light Building Products (including Mr. Lawless) divisions. On April 29, 2010, the Committee approved a new long-term cash incentive arrangement for all corporate business unit participants (including Messrs. Benson, Stewart and Hatfield). Under the new arrangement, performance unit awards are settled in cash based on two factors; the achievement of goals tied to company-wide cumulative free cash flow generated during a performance period (usually one fiscal year in length), and the 60-day trailing average closing stock price on the start date of the performance period and the dates that the performance units vest.

During fiscal year 2010, Headwaters continued practices that are considered standard for good corporate governance and executive compensation. These include:

•	Strong pay-for-performance tie-in to incentive plans

•	A corporate long-term cash incentive arrangement that is indexed to stock price

•	The absence of share recycling in our equity plan

•	Plan documents that prohibit re-pricing

•	The absence of multi-year guaranteed bonuses

•	Change-in-control and severance plan multiples that are less than three times base salary and bonus

•	Double trigger change-in-control agreements

•	Stock ownership guidelines

Given these factors and practices, Headwaters executive compensation in fiscal year 2010 appropriately reflected the economic environment, performance of the organization and relationship with market compensation necessary to retain and motivate our executives.

Compensation Overview

Headwaters’ executive compensation program combines various elements to fulfill business objectives as reflected in the following table:

Compensation Element	Objective	Key Features
Base Salary	Alignment with Stockholder Interests	Base pay practices control fixed costs and emphasize performance-based incentive programs which are in the best interests of the stockholders

Annual Bonus	Sustained Financial Performance	Annual bonus plans have targets that require significant performance achievement

	Alignment with Stockholder Interests	Annual bonus plans are based on operating income and individual business goals that focus executives on financial performance that is of common interest to stockholders

	Executive Retention	Emphasis on performance attracts executives that are appropriately aggressive, innovative and willing to risk a larger share of their compensation on their own performance and the performance of the Company

Discretionary Bonus	Executive Retention	Discretionary bonuses allow for corrections to temporary external market and internal inequities and allow the Company to adjust to unique market conditions to retain key executives. The Committee also uses discretionary bonuses for special recognition and to reward extraordinary performance.

Compensation Element	Objective	Key Features
Long-Term Cash Incentives	Sustained Financial Performance	Long-term cash plans are based on achievement of sustained free cash flow

	Alignment with Stockholder Interests	The long-term cash plan for corporate executives includes a stock price modifier which correlates the final payout to the Company’s stock price

Long-Term Equity Incentives	Alignment with Stockholder Interests	Long-term equity plans use stock appreciation rights (SARs), and restricted stock so that appreciating stock value is a significant compensation factor

	Executive Retention	Long-term equity plans have multi-year vesting periods with forfeiture of unvested awards

Retirement and Benefit Programs	Executive Retention	Retirement and benefit plans require participants to stay through normal retirement age to receive benefits

Peer Group

The type and amount of compensation is determined considering current pay, competitive pay data from the external talent market and the opportunity for future pay. Headwaters is organized with two primary business units: Heavy Construction Materials and Light Building Products. The Heavy Construction Materials division is driven by our fly ash marketing, management and disposal business. This division accounts for nearly 40% of our total revenue. The Light Building Products division includes siding accessories, architectural stone, block and brick, and specialty siding and roofing materials. This division accounts for nearly 50% of our total revenue.

As participants in these industries, Headwaters competes for executive talent with other construction materials and building products companies. The Compensation Committee uses a peer group composed primarily of companies in the construction materials and building products industries with comparable size, level of complexity and scope of operations to Headwaters. Using input from Mercer (a compensation consulting firm), the peer group was custom-designed for the industries and relative size of Headwaters. The peer group contains 12 companies within the “Construction Materials” or “Building Products” six-digit Global Industry Classification Standard (GICS) category and revenue ranging between 0.5 to 2.5 times Headwaters’ revenue. If there are insufficient companies within the six-digit GICS, peer companies are supplemented from the four-digit GICS or even the two-digit GICS, using the same size parameters. The Committee reviews the peer group periodically in consultation with Mercer to determine its continued validity as a source of competitive compensation data, and adds or removes companies as appropriate. For the 2010 competitive market assessment, the peer group consisted of the following companies:

Company	GICS	Annual Revenue (1)
Martin Marietta Materials	151020 (Construction Materials)	$2,120
NCI Building Systems Inc	201020 (Building Products)	$1,764
Louisiana-Pacific	151050 (Paper & Forest Products)	$1,376
Gibraltar Industries Inc	201020 (Building Products)	$1,232
Associated Materials LLC	201020 (Building Products)	$1,204
Builders FirstSource	201020 (Building Products)	$1,035
Quanex	201020 (Building Products)	$869
Texas Industries Inc	151020 (Construction Materials)	$839
Simpson Manufacturing Inc	201020 (Building Products)	$756
US Concrete Inc	151020 (Construction Materials)	$754
Eagle Materials Inc	151020 (Construction Materials)	$599
American Woodmark Corp	201020 (Building Products)	$546
Median		$952
Headwaters	151020 (Construction Materials)	$886

(1)	In millions of dollars, as of year-end fiscal 2008.

The performance of Headwaters compared to the peer companies is summarized in the table below. The comparison utilizes data from the trailing twelve months of publicly-released information as of December 1, 2010.

Company Name	Gross Margin (1)	Operating Margin (2)	Return on Equity (3)	3 Yr Total Shareholder Return (4)
Martin Marietta Materials	18.00%	10.20%	5.50%	-15.30%
NCI Building Systems Inc	21.00%	-1.70%	NMF	-64.70%
Louisiana-Pacific	6.70%	-3.00%	-6.40%	-22.70%
Gibraltar Industries Inc.	15.10%	0.40%	-2.20%	-20.90%
Associated Materials LLC	26.90%	8.80%	14.30%	n/a
Builders FirstSource	18.90%	-9.00%	-56.70%	-40.40%
Quanex	18.60%	5.60%	-3.10%	11.10%
Texas Industries Inc	6.70%	-5.60%	-8.30%	-25.70%
Simpson Manufacturing Inc	39.80%	12.50%	3.90%	-5.30%
US Concrete Inc.	12.20%	-6.10%	-80.30%	-69.90%
Eagle Materials Inc	13.30%	10.90%	5.90%	-11.00%
American Woodmark Corp	11.60%	-8.60%	-12.00%	-8.90%
75th Percentile	19.43%	9.15%	4.70%	-9.95%
50th Percentile	16.55%	-0.65%	-3.10%	-20.90%
25th Percentile	12.05%	-5.73%	-10.15%	-33.05%
Headwaters	24.90%	3.00%	-8.70%	-37.70%

(1)	Gross Margin is Net Sales minus Cost of Goods Sold divided by Net Sales

(2)	Operating Margin is Operating Income excluding Impairments divided by Net Sales

(3)	Return on Equity is Net Income excluding Impairments net of tax divided by Average Shareholder’s Equity

(4)	Total Shareholder Return is the annualized rates of return reflecting monthly price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends as of September 30, 2010.

Headwaters’ gross margin performance for the period was above the 75th percentile of the peer group, with operating margin performance between the 50th and 75th percentile of peers. Company performance in return on equity and three-year total shareholder return was below the 50th percentile of the peer group. Generally, Headwaters’ performance is in line with the performance of the peer group.

Compensation Objectives

Our executive compensation philosophy is built around three objectives: supporting stockholder value creation through sustained financial performance, aligning the interests of executives with the interests of stockholders, and attracting and retaining highly motivated and talented executives.

Our compensation philosophy generally results in the establishment of base pay rates that are at or near the 50th percentile of market for executives in similar positions. We compete against companies in many industries for executive talent. Because we believe that our most direct competitors for executive talent are not necessarily all of the companies that would be included in our benchmark peer group, we also rely upon general industry national survey data of companies which are a similar size to us based on revenue to establish market pay levels. This data was primarily gathered from surveys sponsored by Watson Wyatt Consultant Surveys and Mercer, two national compensation consulting firms. The Watson Wyatt Data Services Survey Report on Top Management Compensation included data from 3,422 companies in a variety of industries, including construction materials. The Mercer US Global Premium Executive Remuneration Suite included data from 2,757 companies in approximately 52 major industry classifications, including construction materials. The Mercer and Watson Wyatt survey data were equally weighted.

Outside of the benchmark group, the Compensation Committee was not aware of the identity of any of the companies in these surveys. For each reviewed position, our consultants blended benchmark group data with the broader surveys, equally weighting the benchmark group and broader published survey data. This blended data was used to benchmark base salaries, annual incentive and long-term incentive opportunities as well as total compensation.

Annual bonus opportunities are performance based and we construct them to provide compensation to our executives, which (assuming target Company performance is achieved) results in targeted annual total cash compensation at the 50th percentile of the benchmark and market data. We design our long-term incentive opportunities to track Headwaters’ long-term performance when compared to the performance of the general business market. If our performance is comparable to the general market, the long-term incentive opportunities are designed to reward executives at approximately the 50th percentile of benchmark long-term incentives. If our performance is better than market levels, the long-term incentives deliver proportionally more value to executives. Retirement and benefit systems and perquisites are designed to reward executives at the 50th percentile of the benchmark survey. This combination of factors results in total compensation packages that approximate the 50th percentile of the benchmark survey when targeted Company performance is achieved. In 2010, actual total cash compensation (base salary plus annual bonus) differed from the 50th percentile of the benchmark and market data as reflected in the following table:

Named Executive Officer	Market 50th Percentile Target Total Cash Compensation	2010 Target Total Cash Compensation	2010 Actual Total Cash Compensation
Kirk A. Benson, Chief Executive Officer	$1,007,000	$1,487,000	$1,218,473

Steven G. Stewart, Chief Financial Officer	$490,000	$457,000	$459,685

Harlan M. Hatfield, Vice President, General Counsel and Secretary	$415,000	$401,000	$435,578

William H. Gehrmann, III, President, Headwaters Resources, Inc.	$510,000	$387,000	$303,800

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	$528,000	$511,000	$537,826

A significant feature of our executive compensation program is examining various compensation elements against the external benchmark and market data. To do so, the Compensation Committee employed nationally recognized executive compensation consultants to assist in determining industry practices and in gathering market data. In 2010, the Committee used Mercer for total compensation consulting and long-term incentive design. In March 2010, management retained the services of a separate nationally recognized executive compensation consulting firm, Towers Watson, to provide management with another source of independent information about industry practices and market data.

Compensation Decisions

General Process. Executive compensation decisions at Headwaters are the product of several factors, modified by judgment and discretion as necessary. The predominant factors include:

•	key financial measurements such as revenue, operating income, earnings before interest, income taxes, depreciation and amortization (EBITDA), and free cash flow;

•	strategic initiatives such as acquisitions, joint ventures, and implementation of lean process improvements;

•	achievement of specific operational goals relating to the sphere of influence led by the executive;

•	compensation of other executives within the Company (to ensure internal equity); and

•	compensation in the external benchmark survey (from data generated by compensation consultants).

Role of Compensation Committee. The Compensation Committee oversees the overall design, development and implementation of our compensation program. The Committee evaluates the performance of the CEO and determines CEO compensation consistent with the objectives of the compensation program. The Committee also approves all incentive compensation plans and approves or revises recommendations made by the CEO for compensation decisions affecting other executives. The Committee also approves all bonuses, awards and grants under all incentive plans.

Role of CEO. Our CEO, assisted by our Human Resources department, is responsible for the implementation and administration of our compensation program throughout the organization. The CEO evaluates the performance of executives and, consistent with the objectives of the compensation program, meets regularly with the Compensation Committee and consultants to consider and recommend compensation programs, set and evaluate plan metrics, and make specific recommendations on the form and amount of compensation for NEOs.

Compensation Consultant Fee Disclosure. The Compensation Committee retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist the Committee with its responsibilities related to the Company’s executive compensation programs. Mercer’s fees for executive compensation consulting to the Committee in fiscal year 2010 were $107,700.

During 2010, the Committee hired Mercer to conduct a total compensation consulting analysis for the top executives, including the NEOs, as well as review our long-term incentive design. Mercer did not provide any other services to Headwaters in fiscal 2010.

In 2010, the Company continued its multi-year consulting relationship with another subsidiary of Marsh & McLennan Companies, Inc. and an affiliate of Mercer, to provide insurance and risk management services unrelated to executive compensation. The aggregate fees paid for these other services were $886,200. The selection of Marsh & McLennan to provide these other services was recommended by management. The Board is aware of the selection and the scope of services provided.

Because of the policies and procedures Mercer and the Committee have in place, the Committee is confident that the advice it receives from Mercer’s executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include:

•	The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	The Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The consultant has direct access to the Committee without management intervention;

•	The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•	The protocols for the engagement (described below) limit how the consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. These protocols are included in the consultant’s engagement letter. The Committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. From time to time the consultant meets privately with the Chair of the Compensation Committee to discuss executive compensation issues. This approach protects the Committee’s ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive pay at the Company.

Compensation Pay Mix

In 2010, the CEO and other NEOs received the following mix in pay elements. Our overall compensation package is more heavily weighted toward annual and long-term incentive pay elements.

Compensation Components

Base Salary. We consider base salary a tool to provide executives with a reasonable level of fixed income relative to the scope of the positions they hold. Base salaries are established using criteria that include the level of responsibility for the position, base salary data for other internal positions and base salaries for similar positions from the data from benchmark information and other surveys provided by consultants. With the exception of the CEO and NEOs whose annual base salary adjustments are mandated by employment agreement, all base salaries are reviewed annually by the CEO and the Compensation Committee at the beginning of each fiscal year (October 1), and are adjusted from time to time by the CEO and the Compensation Committee to reflect changes in responsibility level, internal equity or external market equity based on data provided by consultants.

In 2010, our NEOs salaries ranged from $245,700 to $650,000, as reflected in the table below.

Named Executive Officer	2009 Base Salary	2010 Base Salary	2009 to 2010 Increase	Percentage of Peer/Benchmark 50th Percentile
Kirk A. Benson, Chief Executive Officer	$650,000	$650,000	0.0%	104%

Steven G. Stewart, Chief Financial Officer	$304,685	$304,685	0.0%	96%

Harlan M. Hatfield, Vice President, General Counsel and Secretary	$245,700	$245,700	0.0%	90%

William H. Gehrmann, III, President, Headwaters Resources, Inc.	$253,800	$253,800	0.0%	79%

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	$317,750	$317,750	0.0%	95%

In light of economic conditions, the vast majority of management personnel (including the NEOs) received no salary increases for fiscal 2011. Accordingly, as of October 1, 2010, Mr. Benson requested the Compensation Committee amend his employment agreement to continue his base salary at $650,000, rather than increase his annual salary from $650,000 to $700,000 (the increase called for in his employment agreement). The Compensation Committee accordingly amended Mr. Benson’s employment agreement to continue his annual base compensation at $650,000 until October 2011.

Annual Bonus. In the 2010 fiscal year, we continued an annual bonus plan that established bonus pools for each operating division of the Company. The Company has two primary operating divisions: Heavy Construction Materials and Light Building Products. A separate bonus pool is established for corporate executives. Participation in the various bonus pools is reflected in the table below:

Named Executive Officer	Bonus Pool
Kirk A. Benson, Chief Executive Officer	Corporate Bonus Pool

Steven G. Stewart, Chief Financial Officer	Corporate Bonus Pool

Harlan M. Hatfield, Vice President, General Counsel and Secretary	Corporate Bonus Pool

William H. Gehrmann, III, President, Headwaters Resources, Inc.	Heavy Construction Materials Bonus Pool

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	Light Building Products Bonus Pool

The bonus pools are dependent upon the amount of operating income (defined as revenue less cost of revenue and operating expenses, plus goodwill impairments and tax credits) generated for each of the operating divisions. Operating income is used because it:

•	is a common performance measure;

•	is included in periodic management reports, so it is actively used by management as a performance metric and participants have ready access to this performance metric throughout the fiscal year;

•	is easily understood by participants; and

•	provides good correlation between management decisions and annual bonus outcomes.

The annual bonus calculation for each participant is as follows:

Division Bonus Pool    X    Individual Bonus Pool Share    X    Individual Goal Factor

The Division Bonus Pool is constructed by setting aside a percentage of division operating income to fund the pool. At the beginning of each fiscal year, the Compensation Committee approves a bonus pool schedule for each of the Company’s operating business units and for the corporate management group. The size of each bonus pool is tied to the level of operating income achieved by each business unit, based on projections as discussed below. The Company calculates operating income for each business segment as follows:

•	Heavy Construction Materials and Building Products divisions: Calculated in accordance with generally accepted accounting principles (GAAP), and disclosed in our financial statements.

•

Energy Services group (organizationally part of the Heavy Construction Materials Division, but evaluated separately for annual bonus purposes): Calculated in accordance with GAAP and disclosed in our financial statements.

•	Corporate division: Calculated in accordance with GAAP and disclosed in our financial statements.

When setting the pool size, management, in consultation with the Compensation Committee, projects a likely range of operating income performance for each business unit, setting minimum operating income thresholds so that any operating income attainment below the threshold results in no bonus pool being established. Once the threshold is attained, the set-aside percentage of operating income is established so that when division performance levels are comparable to expected external market levels of performance, the resulting bonus pool pays employees at a rate that (when combined with base salaries) is roughly equivalent to the 50th percentile of market total cash compensation. If the division operating income attainment is above the expected external market levels of performance, the set-aside percentage is higher, creating a larger bonus pool. Thus, a direct correlation is established between division operating income performance and participant rewards.

For the Company’s 2010 fiscal year, the business unit operating income ranges and attainments were as follows:

(in millions of dollars)
	Projected Range
Division	From	To	Actual
Heavy Construction Materials	$34.5	$53.2	$33.7
Energy Services Group	($14.7)	$0.0	($18.0)
Light Building Products	$4.3	$27.4	$17.2
Consolidated (Corporate)	$16.0	$40.2	$15.9

The Compensation Committee’s annual determination of the size of each division’s bonus pool begins with an analysis of market total cash compensation for each participant in the respective bonus pool. Management, in consultation with the Committee, calculates the bonuses necessary for each participant to achieve the 50th percentile of benchmark and market survey total cash compensation (when added to the participant’s annual base salary), as described above. By division, the Committee then sets minimum levels of operating income necessary to pay bonuses and designates a percentage of operating income over the threshold amount to contribute to the bonus pool. This percentage is increased as higher operating income milestones are achieved. For fiscal 2010, the percentage of operating income over the threshold contributed to the bonus pool and the resulting total bonus pool amounts are reflected in the table below:

Division	Percentage of Operating Income Above Threshold Contributed to Bonus Pool	Total Bonus Pool Generated
Heavy Construction Materials	0.00%	$0
Energy Services Group	0.00%	$0
Light Building Products	17.05%	$2,196,268
Consolidated (Corporate)	0.00%	$0

The Individual Bonus Pool Share is established for each participant by division management and the CEO and is approved by the Compensation Committee using an analysis of market total cash compensation for each participant in the respective bonus pool. Management, in consultation with the Compensation Committee, calculates the bonuses necessary for each participant to achieve the 50th percentile of benchmark total cash compensation (when added to the participant’s annual base salary). We then calculate a preliminary individual bonus pool share by comparing the necessary bonus for each individual in relation to the total division bonus pool. These preliminary shares are then evaluated by the business unit leader and/or the CEO and subjectively adjusted to accommodate concerns for the participant’s sphere of influence, the participant’s impact on operating income, the participant’s shares from previous years, the ratio of the participant’s base salary to the total base salary for the division, bonus data from the benchmark and market survey data and internal equity. The sum of all individual bonus pool shares for a particular division is 100%.

The Individual Goal Factor represents the achievement of individual goals that support divisional and Company-wide financial and strategic initiatives. We conduct an annual planning process each spring. The financial and strategic plan for our upcoming fiscal year is further developed with input from NEOs and other members of management. With the exception of the CEO, each NEO formulates individual goals to support the Company-wide plans and initiatives. The objectives are weighted, with the combined weighting totaling 100%. Individual goals and weighting of the goals for each NEO except the CEO in 2010 were as follows:

Mr. Stewart:	Consolidated Operating Income	10%
	Cash Management and Credit Compliance System	15%
	Facilitate Sale of Hydrogen Peroxide Assets	10%
	Manage Capital Structure	20%
	Overhead Expense Management	15%
	Tax Information Flow Improvements	10%
	ABL Term Improvements	10%
	Succession Planning	10%

Mr. Hatfield:	Corporate Capital Restructuring	45%
	Credit Compliance	10%
	IRS Audit Response	10%
	SEC Filings and Disclosures	10%
	Litigation Risk Management	15%
	Consolidated Operating Income	10%

Mr. Gehrmann:	Heavy Construction Materials Operating Income	10%
	Energy Services Group Operating Income	10%
	HCM Fixed Cost Reductions	10%
	HCM Variable Cost Reductions	10%
	ESG Fixed Cost Reductions	10%
	ESG Variable Cost Reductions	10%
	Technology Manager Succession Planning	10%
	Capital Expenditure Management	20%
	IT Department Integration	10%

Mr. Lawless:	Light Building Products Division Financial Objectives	20%
	M. Lents* non-financial IBO Attainment	40%
	A. Gurney* non-financial IBO Attainment	10%
	B. Gentsch* non-financial IBO Attainment	15%
	D. Ulmer* non-financial IBO Attainment	15%

*	Direct subordinate of Mr. Lawless

These individual goals are reviewed and approved or adjusted by the CEO at the beginning of the fiscal year. During the fiscal year, NEOs and other participants work to complete the goals. At the end of the fiscal year, results are reported. The CEO evaluates the reports and recommends a final achievement factor to the Compensation Committee, which can range from 0% to 100%. The CEO’s performance is measured against the attainment of overall corporate objectives. The Committee and the Board discuss CEO performance to determine the completion of corporate objectives. The Committee has rated the CEO’s performance as attaining 100% of these goals for 2010.

In 2010, individual goal factors for the NEOs ranged from 74% to 100% as shown below. It should be noted, however, that in the cases of Messrs. Benson, Stewart, Hatfield and Gehrmann, no bonus pool was generated (see description of bonus pool formation above). For those executives, when the individual goal factors outlined below were applied against a bonus pool of zero dollars, no annual bonus resulted.

Named Executive Officer	2010 Individual Goal Factor
Kirk A. Benson, Chief Executive Officer	100% attainment

Steven G. Stewart, Chief Financial Officer	90% attainment (Mr. Stewart’s attainment was impacted by consolidated operating income that was lower than targeted)

Harlan M. Hatfield, Vice President, General Counsel and Secretary	80% attainment (Mr. Hatfield’s attainment was impacted by partial completion of a revolving credit facility subsidiary objective as well as consolidated operating income that was lower than targeted)

William H. Gehrmann, III, President, Headwaters Resources, Inc.	74% attainment (Mr. Gehrmann’s attainment was impacted by operating income, fixed cost reductions and variable cost reductions that were lower than targeted)

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	95% attainment (Mr. Lawless’ attainment was impacted by free cash flow — part of the divisional financial objective — that was lower than targeted)

The annual bonus calculation for each of the NEOs is shown in the table below:

Named Executive Officer	Division Bonus Pool		Individual Bonus Pool Share		Individual Goal Completion Factor		2010 Annual Bonus
Kirk A. Benson, Chief Executive Officer	$0	X	34.47%	X	100%	=	$0

Steven G. Stewart, Chief Financial Officer	$0	X	6.26%	X	90%	=	$0

Harlan M. Hatfield, Vice President, General Counsel and Secretary	$0	X	6.40%	X	80%	=	$0

William H. Gehrmann, III, President, Headwaters Resources, Inc.	$0	X	12.83%	X	74%	=	$0

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	$2,196,268	X	9.11%	X	95%	=	$190,076

This bonus system serves to focus annual bonus plan participants on metrics that are divisional, and therefore more within their control. In addition, participants are focused on operating income, a commonly-reported and easily-understood financial metric of Company performance.

Discretionary Bonuses. In some circumstances, the Compensation Committee may determine that significant market inequities exist or performance far exceeded expectations. In these cases, discretionary bonuses are used to assure that appropriate corrections are made for temporary market inequities and/or to assure that executives are appropriately rewarded for their individual efforts. The Committee determines discretionary bonuses for the CEO. The CEO recommends discretionary bonuses for all other participants, including the NEOs, which are then approved or adjusted by the Committee.

In fiscal year 2010, there were two significant events that contributed to discretionary bonuses for Company executives, including the NEOs. The first event was the recapitalization of the Company described above that occurred in October 2009. The recapitalization was necessary for the ongoing financial health of the Company, and was made possible by significant cost reductions and process improvements across the Company. In addition, management actively monitored and evaluated financial markets and recognized the optimal opportunity to execute the recapitalization. The second event was the resolution of the Coalco legal dispute. The Committee decided to grant discretionary bonuses to executives (including the NEOs) based upon extraordinary performance for these two events. The amounts of these discretionary bonuses for NEOs are shown in the table below:

Named Executive Officer	Amount of Discretionary Bonus
Kirk A. Benson, Chief Executive Officer	$568,473

Steven G. Stewart, Chief Financial Officer	$155,000

Harlan M. Hatfield, Vice President, General Counsel and Secretary	$189,878

William H. Gehrmann, III, President, Headwaters Resources, Inc.	$30,000

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	$30,000

The committee awarded one additional discretionary bonus to Mr. Gehrmann to address a situation where significant external and internal inequity exists. Mr. Gehrmann’s target total cash compensation was significantly below the market median of the benchmark data. In addition, Mr. Gehrmann’s target total cash compensation as a percent of the market median of the benchmark data was significantly less than other NEOs. This bonus is reflected in the table below:

Named Executive Officer	Amount of Additional Discretionary Bonus
William H. Gehrmann, III, President, Headwaters Resources, Inc.	$20,000

When all bonuses (annual and discretionary) paid to NEOs in fiscal year 2010 are added to base salary, the total annual cash compensation compares to positions in the benchmark and market survey data as reflected in the table below:

Named Executive Officer	2010 Base Salary	2010 Annual Bonus	2010 Total Discretionary Bonus	2010 Total Cash Compensation	Percentage of Peer/Benchmark 50th Percentile
Kirk A. Benson, Chief Executive Officer	$650,000	$0	$568,473	$1,218,473	121%

Steven G. Stewart, Chief Financial Officer	$304,685	$0	$155,000	$459,685	94%

Harlan M. Hatfield, Vice President, General Counsel and Secretary	$245,700	$0	$189,878	$435,578	105%

William H. Gehrmann, III, President, Headwaters Resources, Inc.	$253,800	$0	$50,000	$303,800	60%

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	$317,750	$190,076	$30,000	$537,826	102%

Excluding the discretionary bonuses awarded for extraordinary performance associated with the recapitalization of the Company in October 2009 and the legal dispute resolution, the total cash compensation for Messrs. Benson, Hatfield and Lawless in 2010 would have been below the median of the benchmark data.

Long-Term Incentive Compensation. Historically, we have used a variety of long-term incentive vehicles, including long-term cash incentive arrangements, performance units and equity grants that include stock options, stock appreciation rights, and restricted stock. All vehicles were authorized under the Headwaters Incorporated Long-Term Incentive Compensation Plan approved by stockholders in 2005 or (in the case of grants made since February, 2010) under the Headwaters Incorporated Incentive Compensation Plan approved by stockholders in 2010.

The long-term incentive cash arrangements effective during fiscal year 2010 included three distinct components, as follows:

•	2006 TO 2008 LONG-TERM CASH INCENTIVE ARRANGEMENT (Final payout from this arrangement, with performance period of fiscal years 2006, 2007 and 2008, was made in fiscal 2010).

•	2009 LONG-TERM CASH INCENTIVE ARRANGEMENT (Successor long-term incentive cash arrangement after fiscal 2008)

•	2010 CORPORATE EXECUTIVE LONG-TERM CASH ARRANGEMENT (Adopted when the 2009 Long-Term Cash Incentive Arrangement for corporate executives was cancelled in February 2010)

2006 TO 2008 LONG-TERM CASH INCENTIVE ARRANGEMENT. During fiscal 2006, we made grants of long-term incentive cash bonus awards to certain officers and employees, including all NEOs except Mr. Stewart, under Headwaters’ Long-Term Incentive Compensation Plan. Cash awards were used to establish a better correlation between management decisions and operating division outcomes rather than relying on equity grants that focus on total company results and are impacted by circumstances beyond the participants’ control. In accordance with the terms of the awards, cash payments were based on several factors, including (i) individual performance in Headwaters’ Annual Bonus , and (ii) the achievement of stipulated financial goals as measured by economic value added (EVA) over a three-year period by Headwaters and its strategic business units (SBUs). The formula for determining the cash award was set as follows:

Sum of 3 Years’ Annual Bonus Awards     X     Individual Factor     X     SBU EVA Goal Factor

The first factor was the sum of the annual bonus awards for fiscal 2006, 2007 and 2008 for each participant. This factor was chosen as a representation of the participants’ variable compensation for division performance over the three-year measurement period.

The individual factor was a multiplier that was assigned to each participant. For each participant, the Company’s CEO and the participant’s business unit leader established a long-term incentive cash individual factor using an analysis of market long-term incentive compensation data and subjective evaluation of the participant’s sphere of influence, the participant’s impact on operating income and internal equity. With respect to the CEO’s individual factor, the Compensation Committee established a factor of 1.0 because Mr. Benson’s performance is measured against the attainment of overall corporate objectives. For the other four NEOs in 2006 (Mr. Stewart was not a participant at that time), the individual factors ranged from 1.0 to 1.5.

The SBU EVA Goal Factor was a measure of the cumulative EVA over the three year period encompassing fiscal 2006, 2007 and 2008. The SBU EVA Goal Factor was 0% for EVA delivery under 80% of the three-year goal. The factor was 50% for EVA generation of 80% of the goal. The factor increased in a linear fashion for each additional percent of goal attainment until 100% of the goal was reached. At or above 100% goal achievement, the factor was 100%.

At the conclusion of fiscal 2008, one SBU (Headwaters Resources) had achieved enough EVA generation to qualify for awards under this arrangement. This SBU achieved over 100% of the required EVA generation. Thus awards were made to 20 employees within the SBU, including one NEO (Mr. Gehrmann).

One of the elements of the long-term incentive cash plan in effect in fiscal 2008 was a “banking” feature. This feature provided that, upon completion of the three-year performance period (fiscal 2006 through fiscal 2008), 50% of the earned payouts were distributed. The remaining 50% were “banked,” with payouts in the two subsequent years. This feature was intended to promote sustained financial performance of the business unit and encourage retention by requiring participants to be actively employed in the two years subsequent to the performance period to be eligible for payout of “banked” amounts. Thus, 50% of the earned payouts occurred at the end of fiscal year 2008, 25% at the end of fiscal year 2009, and the remaining 25% at the end of fiscal year 2010. This banking feature resulted in a fiscal year 2010 payment of $230,792 for Mr. Gehrmann.

2009 LONG-TERM CASH INCENTIVE ARRANGEMENT. With the expiration of the 2006 to 2008 cash incentive arrangement, the Committee established a new cash incentive arrangement to begin in fiscal year 2009. The arrangement used grants of performance unit awards settled in cash, based on the achievement of goals tied to cumulative divisional free cash flow. Free cash flow was chosen as the measurement metric because of the increased importance of cash flow generation to long-term Company viability, as free cash flow helped the Company pay down debt and maintain covenant compliance. The divisional free cash flow goals and year-by-year cash flow achievement are reflected in the table below. Under the terms of the original arrangement, there was a 20-year performance period to achieve the free cash flow goals.

Division	Fiscal Year 2009 Free Cash Flow	Fiscal Year 2010 Free Cash Flow		Cumulative Free Cash Flow as of Sep 30, 2010		Free Cash Flow Goal
Heavy Construction Materials	$40,148,000	$39,694,000		$79,842,000		$350,000,000
Light Building Products	$36,967,000	$31,237,000		$68,204,000		$500,000,000
Consolidated (Corporate)	$36,936,000	NA	(1)	NA	(1)	$1,000,000,000

(1)	As described below, the 2009 Long-Term Cash Incentive Arrangement was terminated for corporate business unit participants, so free cash flow in fiscal year 2010 and cumulatively are not applicable.

Performance units granted in 2009 for each NEO are reflected in the table below. The performance unit amounts were calculated by considering benchmark and market survey data over an extended period. The awards were then subjectively adjusted by the Compensation Committee such that the awards were above the median of the market data, commensurate with the “stretch” nature of the free cash flow goals. For payout purposes, each performance unit was valued at $1,000.

Named Executive Officer	Performance Units Granted
Kirk A. Benson, Chief Executive Officer	25,428 granted and subsequently cancelled (1)

Steven G. Stewart, Chief Financial Officer	3,599 granted and subsequently cancelled (1)

Harlan M. Hatfield, Vice President, General Counsel and Secretary	2,795 granted and subsequently cancelled (1)

William H. Gehrmann, III, President, Headwaters Resources, Inc.	4,164

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	4,552

(1)	As described below, the 2009 Long-Term Cash Incentive Arrangement was terminated for corporate business unit participants, so the grants originally made under this arrangement were cancelled.

Payments were to vest according to the following schedule as free cash flow accumulates over time.

Percentage of Free Cash Flow Goal Achieved	Percentage of Performance Unit Payout
20%	5%
40%	10%
60%	20%
100%	50%
One year after 100%	15%

On January 11, 2010, the Company filed a proxy statement with the SEC related to its 2010 Annual Meeting of Stockholders. In February 2010, an institutional shareholder advisory service raised concerns about the open-ended nature of the free cash flow goals. On February 17, 2010, the Compensation Committee decided to terminate the 2009 Long-Term Cash Incentive Arrangement for corporate executives including Messrs. Benson, Stewart and Hatfield. The Committee also decided to establish a performance period of fiscal year 2009 through fiscal year 2013 for free cash flow generation for the Heavy Construction Materials and Light Building Products divisions, with no changes in the original free-cash flow goals. Thus, at the conclusion of fiscal year 2013, the performance period for this long-term cash arrangement will terminate and awards will be paid only for cumulative free cash flow generation against the original goal from the beginning of fiscal year 2009 to the end of fiscal year 2013.

As of the end of fiscal year 2010, the Heavy Construction Materials division had achieved free cash flow sufficient to reach the first milestone toward its free cash flow goal. This achievement resulted in a payment of $208,200 for Mr. Gehrmann (the only NEO participating in the Heavy Construction Materials division plan). The Light Building Products division has not achieved free cash flow sufficient to reach the first milestone.

2010 CORPORATE EXECUTIVE LONG-TERM CASH ARRANGEMENT. In April 2010, the Compensation Committee approved a new long-term incentive (LTI) cash arrangement for all corporate business unit participants (including Messrs. Benson, Stewart and Hatfield) in light of the termination of that portion of the 2009 Long-Term Cash Incentive Arrangement discussed above. Under the new arrangement, performance unit awards are settled in cash based on two factors; the achievement of goals tied to Company-wide cumulative free cash flow generated during a performance period (usually one fiscal year in length), and the 60-day trailing average closing stock price on the start date the performance period and the dates that the performance units vest. The free cash flow goal for the corporate business unit was changed to reflect free cash flow generation for a shorter (one year or less), finite performance period. In addition, a stock price modifier was added to the plan to further align the interests of the participants with the interests of stockholders. The process for administering this arrangement as applied in fiscal 2010 was as follows:

•

From market data, set LTI cash goal amount. Total long-term incentive amounts were set for each participant using the 50th percentile of benchmark and market survey data. Of this total long-term incentive target, 60% is delivered using cash, with 40% delivered through equity instruments. This mix of cash and equity delivery was chosen for the following reasons:

•

The cash element promotes Company performance by using the free cash flow metric and the stock price modifier. Free cash flow allows the Company to either pay down or avoid increased debt, while the stock price modifier embedded in the plan aligns the interest of the participants with the shareholders.

•

Equity instruments like restricted stock and/or stock appreciation rights promote retention by using a three-year vesting period, and further align the interests of the participants and the shareholders.

•	This mix supports the goal of maintaining an appropriate “burn rate” of equity shares authorized under the incentive compensation plan.

Market LTI amounts, total long-term incentive targets and the cash long-term target for each NEO participant are reflected in the table below:

Named Executive Officer	Annual Long-Term Incentive Target	Annual Cash Long-Term Incentive Target
Kirk A. Benson, Chief Executive Officer	$1,605,500	$963,300
Steven G. Stewart, Chief Financial Officer	$329,060	$197,436
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$255,528	$153,317

•

Divide LTI cash goal amount by 60-day average closing stock price of the Company at beginning of performance period to arrive at initial number of performance units granted. Since this arrangement was implemented in the middle of a fiscal year (April 2010), and because the vast majority of annual free cash flow is generated in the second half of the fiscal year, the performance period for 2010 was set beginning on April 1, 2010 and ending on September 30, 2010. The 60-day trailing average closing stock price at the commencement of the performance period and the resulting initial performance unit grants for each affected NEO are reflected in the table below:

Named Executive Officer	Annual Cash Long-Term Incentive Target	60-Day Trailing Average Closing Stock Price April 1, 2010	Initial Performance Unit Grant
Kirk A. Benson, Chief Executive Officer	$963,300	$5.04	191,131
Steven G. Stewart, Chief Financial Officer	$197,436	$5.04	39,174
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$153,317	$5.04	30,420

•

Measure free cash flow during performance period. At the beginning of the performance period, the Compensation Committee established minimum, target and maximum Company-wide free cash flow goals as reflected in the table below.

Free Cash Flow Milestone	Free Cash Flow
Minimum	$32,400,000
Target	$40,500,000
Maximum	$48,600,000
Actual	$53,283,000

•

Calibrate number of performance units commensurate with cash flow performance at end of performance period. At the end of the performance period, the initial performance unit grants are adjusted according to the following table:

Free Cash Flow Performance	Performance Unit Adjustment
Below Threshold	Original Units X 0.00 (No award)
Threshold	Original Units X 0.25
Between Threshold and Target	Original Units prorated between 0.25X and 1.00X(1)
Target	Original Units X 1.00
Between Target and Maximum	Original Units prorated between 1.00X and 2.00X(1)
Maximum	Original Units X 2.00
Above Maximum	Original Units X 2.00

(1)	Proration is calculated in a linear fashion between the threshold and target or between target and maximum

During the 2010 performance period, actual free cash flow generation was $53,283,000, which exceeded the maximum free cash flow goal and resulted in a performance unit adjustment of 200%. The original grants were therefore adjusted as reflected in the table below.

Named Executive Officer	2010 Original Performance Unit Grant	Performance Unit Adjustment	2010 Adjusted Performance Units
Kirk A. Benson, Chief Executive Officer	191,131 Units	2.0X	382,262 Units
Steven G. Stewart, Chief Financial Officer	39,174 Units	2.0X	78,348 Units
Harlan M. Hatfield, Vice President, General Counsel and Secretary	30,420 Units	2.0X	60,840 Units

•

Calibrate cash payment using one half of final performance unit amount and 60-day average closing stock price at each vesting date. Vesting of performance unit grants occurs in two stages. Fifty percent of the adjusted performance unit amount vests at the end of the fiscal year following the performance period (at the end of fiscal 2011), and 50% vests at the end of the second fiscal year following the performance period (at the end of fiscal 2012). At each vesting date the number of vested performance units is multiplied by the 60-day trailing average closing stock price as of the vest date to determine the cash settlement amount.

2010 EQUITY AWARDS. All stock-based awards granted by the Company must have prior Compensation Committee approval. With very few exceptions, stock-based awards are granted at regularly scheduled Committee meetings, usually held in connection with regularly scheduled Board meetings. Occasionally, the Committee will approve an award in connection with the appointment of a newly-hired officer, the timing of which may necessitate a special Committee meeting not held in connection with a regular Board meeting. The exercise price for all stock-based awards is the closing price on the date the Committee approves the award grant. It is against Company policy to back-date stock-based awards or to try to time stock-based awards for any reason and we have never engaged in these practices.

In 2010, the Committee approved the equity awards shown in the table below. Stock Appreciation Rights and Restricted Stock Shares were chosen because of the Committee’s desire to strike a balance between equity grants that resulted in stock price appreciation (Stock Appreciation Rights) and grants that resulted in retention value (Restricted Stock Shares). The grants were calculated using the median of the benchmark and market survey data for total long-term incentive compensation, less the value projected to be delivered by the various long-term cash incentive arrangements. If this formula yielded a lesser grant than the previous years, historical equity grants for each participant were considered in setting the initial grant levels. The grants were then further adjusted to reflect the Committee’s subjective evaluation of the participant’s sphere of influence, the participant’s impact on operating income and internal equity. With respect to Mr. Lawless and Mr. Gehrmann, the grants were adjusted to achieve internal equity. The equity grants for the NEOs are reflected in the table below:

Named Executive Officer	Stock Appreciation Rights	Restricted Stock Shares
Kirk A. Benson, Chief Executive Officer	195,144	39,978
Steven G. Stewart, Chief Financial Officer	29,592	6,062
Harlan M. Hatfield, Vice President, General Counsel and Secretary	23,216	4,756
William H. Gehrmann, III, President, Headwaters Resources, Inc.	40,000	7,500
John N. Lawless, III, President, Headwaters Construction Materials, Inc.	40,000	7,669

Award Adjustment or Recovery. We do not have a policy to recover or otherwise adjust payments made or awards earned as a result of changes in subsequent periods relating to performance measures upon which such payments or awards are based, sometimes referred to as a “clawback” policy. We have not required any named executive to return any award or repay any payment received in any fiscal year. While the Committee understands that legislative mandates may require such a policy in the future, we are awaiting final rules before adopting a policy.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to certain NEOs unless compensation is based on an individual’s meeting pre-established performance goals determined by a compensation committee and approved by stockholders. For 2010, the annual bonuses (other than the discretionary bonuses) were designed to satisfy the requirements for deductible compensation.

Retirement and Other Benefits

Generally, we view retirement savings as a personal matter. We encourage pre-tax retirement savings through the use of a traditional 401(k) plan and a deferred compensation plan, but offer no defined benefit pension plans or other broad-based retirement programs.

In April 2010, we entered into an employment agreement covering Mr. Benson’s employment for the five-year period commencing April 1, 2010 through March 31, 2015. The Committee has been very satisfied with Mr. Benson’s performance over the past eleven years, and desired to secure his services in his current role for a reasonable amount of time. One of the concerns raised by Mr. Benson during the negotiation of this agreement was the lack of sufficient CEO retirement benefits. A study of the market retirement benefits for CEOs with similar tenure to Mr. Benson is reflected in the table below:

Named Executive Officer	Current Retirement Income Replacement	Market Median Income Replacement (Mercer)	Market Median Income Replacement (Towers Watson)
Kirk A. Benson, Chief Executive Officer	2%	12%	12.7%

In an effort to correct this market inequity, Mr. Benson’s agreement includes a provision for a supplemental retirement compensation arrangement. The arrangement calls for the Company to contribute six installments of 42.5% of base salary annually during the term of the agreement to an unfunded bookkeeping account. The balance is credited with a 7% annual interest rate, compounded annually. The allocations and interest will be paid to Mr. Benson in a single lump sum upon his termination of employment.

401(k) Plan. All full-time employees (including NEOs) are eligible to participate in the Headwaters 401(k) Savings and Investment Plan (401(k) Plan). In normal circumstances, we match participant deferrals at a rate of 50% of the first six percent of salary or incentive compensation deferred. Matching contributions are fully vested at the end of the third plan year of service. Due to economic factors, we suspended the 401(k) Plan match in January 2009. The match remained suspended through the end of fiscal 2010.

Deferred Compensation Plan. The Headwaters Incorporated Deferred Compensation Plan (DCP) is not qualified under Section 401(a) of the Internal Revenue Code and is limited to a selected group of management employees and highly compensated employees. The purpose of the DCP is to facilitate retirement savings above and beyond what is available to highly-compensated employees through the 401(k) Plan. All NEOs currently employed are eligible to participate in the DCP and can annually elect to defer up to 50% of base salary and up to 100% of incentive compensation into the plan. Normally, participant deferrals are matched by the Company at a rate of 50% of the first six percent of salary or incentive compensation deferred less any match made through the 401(k) Plan. Matching contributions are fully vested at the end of the third plan year of service. Due to economic factors, we suspended the DCP match in January 2009. The match remained suspended through the end of fiscal 2010.

Other Benefits. Eligible employees, including NEOs, participate in various other employee benefit plans, including medical and dental care plans; flexible spending accounts for health care; life, accidental death and dismemberment and disability insurance; employee assistance programs; and vacation plans. The primary purpose of providing these plans and limited perquisites to senior executives is to attract and retain talented executives to manage the Company. With respect to non-insurance perquisites, we prefer to take a minimalist approach. With very few exceptions, executive non-insurance perquisites are limited to automobile allowances or assignment of a Company vehicle that includes reimbursement for fuel and maintenance expenses.

Executive Stock Ownership Guidelines

In January 2004, the Compensation Committee adopted a stock ownership policy for senior level executives, including NEOs, setting forth minimum ownership requirements for Company common stock. The purpose of the requirement is to ensure that senior executives have financial interests that are directly aligned with stockholders. The following table sets forth the stock ownership guidelines for the NEOs.

Executives are expected to make reasonable progress toward accumulation of the required shares. They are also aware that willingness to comply with these guidelines may affect eligibility for future equity grants. The NEOs have achieved various levels of compliance with this policy by accumulating stock through option exercises, restricted stock grants, and purchase of stock through the Employee Stock Purchase Plan (ESPP) and open market transactions. The NEOs’ compliance with these guidelines as of September 30, 2010 is as follows.

Name and Position	Stock Ownership Requirement	Stock Ownership Requirement Compliance
Kirk A. Benson, Chief Executive Officer	4X Annual Base Compensation	164%
Steven G. Stewart, Chief Financial Officer	2X Annual Base Compensation	30%
Harlan M. Hatfield, Vice President, General Counsel and Secretary	2X Annual Base Compensation	45%
William H. Gehrmann, III, President, Headwaters Resources, Inc.	2X Annual Base Compensation	17%
John N. Lawless, III, President, Headwaters Construction Materials, Inc.	2X Annual Base Compensation	12%

Employment Agreements

The Company has entered into employment agreements with certain NEOs that set certain aspects of compensation for those executives. The following summarizes employment agreement terms pertinent for fiscal 2010 compensation for the NEOs who have or had employment agreements during fiscal 2010.

Kirk A. Benson. In April, 2010, we entered into an employment agreement covering Mr. Benson’s employment for the five-year period commencing April 1, 2010 through March 31, 2015. The agreement sets Mr. Benson’s annual base salary at $650,000 through October 1, 2010 and a minimum annual base salary of $700,000 thereafter. In light of economic conditions existing as of October 1, 2010, Mr. Benson requested the Compensation Committee amend his employment agreement to continue his base salary at $650,000, rather than increase it from $650,000 to $700,000. The Compensation Committee accordingly amended Mr. Benson’s employment agreement in October 2010 to continue his annual base compensation at $650,000 until October 2011. The employment agreement provides for participation in our annual bonus plan and long-term incentive plan as well as other standard benefits such as vacation, participation in our employee benefit plans, reimbursement for certain stipulated fees and expenses and supplemental retirement compensation discussed above.

Steven G. Stewart. In October 2007, in connection with Mr. Stewart’s reappointment as Chief Financial Officer effective September 4, 2007, we entered into an employment agreement with Mr. Stewart. The agreement calls for payment of an initial annual base salary of $304,685 per year with review on an annual basis. The base salary may be increased at our discretion. The agreement further provides for participation in our annual bonus plan and long-term incentive plan as well as other standard benefits such as vacation and participation in our employee benefit plans.

*    *    *    *    *

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2010 Annual Report on Form 10-K.

Compensation Committee

Blake O. Fisher, Jr., Chairman

James A. Herickhoff

Malyn K. Malquist

Summary Compensation Table

The following sets forth the compensation of Headwaters’ Chief Executive Officer, Chief Financial Officer, and the three most highly compensated persons who were serving as executive officers as of September 30, 2010. Unless otherwise noted, the amounts shown represent what was earned in the respective fiscal years. Compensation included under the captions “Stock awards” and “Option awards” for 2008 and 2009 represents the grant date fair value of all grants made in the respective fiscal years. This presentation is consistent with current SEC requirements, but differs from prior SEC requirements and prior years’ presentations.

SUMMARY COMPENSATION TABLE — FISCAL 2008, 2009 AND 2010

Name and principal position	Year	Salary ($)	Bonus (1) ($)	Stock awards (2) ($)	Option awards (2) ($)	Non-equity incentive plan compensation (3) ($)	All other compensation (4) ($)		Total ($)
Kirk A. Benson	2010	650,000	568,473	183,899	540,530	0	0		1,942,902
Chief Executive Officer	2009	650,000	200,000	393,384	1,302,197	238,162	0		2,783,743
	2008	725,000	0	542,501	1,085,209	581,833	21,792	(5)	2,956,335

Steven G. Stewart	2010	304,685	155,000	27,885	81,967	0	0		569,537
Chief Financial Officer	2009	304,685	91,000	59,650	202,338	0	0		657,673
	2008	304,685	0	82,261	164,563	40,035	0		591,544

Harlan M. Hatfield	2010	245,700	189,878	21,878	64,306	0	0		521,762
Vice President, General Counsel and Secretary	2009	245,700	85,000	46,799	158,741	33,598	0		569,838
	2008	239,770	0	64,539	274,860	88,874	14,954	(6)	682,997

William H. Gehrmann, III	2010	253,800	50,000	34,500	110,796	438,992	0		888,088
President, Headwaters Resources, Inc.	2009	253,800	25,000	66,144	224,362	305,406	12,143	(7)	886,855
	2008	248,121	0	91,218	182,475	631,727	0		1,153,541

John N. Lawless, III	2010	317,750	30,000	35,277	110,796	190,076	20,509	(8)	704,408
President, Headwaters Construction Materials, Inc.	2009	317,750	125,000	75,463	255,952	31,641	24,773	(8)	830,579
	2008	317,601	0	104,068	208,167	61,206	25,251	(8)	716,293

(1)

The amounts shown in this column for 2010 represent discretionary payments approved by Headwaters’ compensation committee, of which the following amounts represent bonuses approved following Headwaters’ successful debt refinancing completed in October 2009: Mr. Benson — $300,000; Mr. Stewart — $75,000; Mr. Hatfield — $150,000; Mr. Gehrmann — $30,000; and Mr. Lawless — $30,000. The amounts shown in this column for 2009 represent retention bonuses and discretionary payments, also approved by Headwaters’ compensation committee. Bonuses paid under terms of Headwaters’ Amended and Restated Short Term Incentive Bonus Plan, approved by stockholders in 2008, and the Long Term Incentive Compensation Plan, approved by stockholders in 2005, are shown in the column titled “Non-equity incentive plan compensation.”

(2)	The amounts reflected above for stock awards and option awards represents the total grant date fair value of awards granted in the respective years. The following amounts represent such grant date fair value for performance-based SARs granted in April 2009, all of which were cancelled on September 30, 2009 because the performance criteria required to be met on or before that date for vesting to occur were not met and the awards could never vest: Mr. Benson — $405,003; Mr. Stewart — $66,286; Mr. Hatfield — $52,004; Mr. Gehrmann — $73,501; and Mr. Lawless — $83,850. Reference is made to Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year 2010 for a detailed description of the assumptions used in valuing stock-based awards.

(3)	Except for Mr. Gehrmann, all of the amounts in this column represent bonuses paid under terms of our Incentive Bonus Plan, including banked amounts from 2006 and 2007 that were earned and paid in fiscal 2008, and banked amounts from 2007 that were earned and paid in fiscal 2009. Banked amounts included in the table are as follows: Mr. Benson — $378,929 in 2008 and $238,162 in 2009; Mr. Hatfield — $54,937 in 2008 and $33,598 in 2009; Mr. Gehrmann — $78,617 in 2008 and $49,901 in 2009; and Mr. Lawless — $61,206 in 2008 and $31,641 in 2009. For Mr. Gehrmann, $461,584 in 2008, $230,792 in 2009, and $230,792 in 2010 represent amounts earned under a long-term incentive cash award granted in 2006 under our Long Term Incentive Compensation Plan, approved by stockholders in 2005. Also for Mr. Gehrmann, in 2010, $208,200 represents the amount earned under another long-term incentive cash award granted in 2009 under the Long Term Incentive Compensation Plan.

(4)	No amounts are reported in other compensation if the total of such compensation is less than $10,000.

(5)	Represents $16,545 of matching 401(k) and deferred compensation plan contributions, $3,379 for financial planning consultations and $1,868 of insurance premiums.

(6)	Represents $6,864 of matching 401(k) and deferred compensation plan contributions, $6,574 of vehicle-related perquisites and $1,516 of insurance premiums.

(7)	Represents $10,008 of matching 401(k) and deferred compensation plan contributions, $1,547 of insurance premiums and $588 of vehicle-related perquisites.

(8)	Represents $10,781 of insurance premiums, $7,680 for a club membership, and $2,048 of vehicle-related perquisites in 2010. Represents $15,145 of insurance premiums, $7,620 for a club membership, and $2,008 of vehicle-related perquisites in 2009. Represents $10,985 of insurance premiums, $7,410 for a club membership, $4,806 of matching 401(k) contributions and $2,050 of vehicle-related perquisites in 2008.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards granted during fiscal 2010 to the named executives. The non-equity incentive plan awards were made from our 2010 Incentive Compensation Plan. All of the stock awards and SARs were granted under the terms of our Long Term Incentive Compensation Plan.

GRANTS OF PLAN-BASED AWARDS — FISCAL 2010

		Estimated future payouts under non-equity incentive plan awards			All other stock awards: number of shares of stock (#)	All other option awards: number of securities underlying SARs (#)	Exercise or base price of SAR awards ($/Sh)	Grant date fair value of stock and SAR awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kirk A. Benson	November 7, 2009				39,978	195,144	4.60	724,429
Kirk A. Benson	April 29, 2010	240,825	963,300	1,926,600
Steven G. Stewart	November 7, 2009				6,062	29,592	4.60	109,852
Steven G. Stewart	April 29, 2010	49,359	197,437	394,874
Harlan M. Hatfield	November 7, 2009				4,756	23,216	4.60	86,184
Harlan M. Hatfield	April 29, 2010	38,329	153,317	306,634
William H. Gehrmann, III	November 7, 2009				7,500	40,000	4.60	145,296
John N. Lawless, III	November 7, 2009				7,669	40,000	4.60	146,073

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards for the named executives as of September 30, 2010.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2010

	Option and SAR awards				Stock awards
Name	Number of securities underlying unexercised options / SARs (#) exercisable	Number of securities underlying unexercised options / SARs (#) unexercisable	Option / SAR exercise price ($)	Option / SAR expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Kirk A. Benson	36,249	0	9.09	April 23, 2011	39,978	(1)	143,921
	61,000	0	13.73	June 10, 2012
	175,000	0	15.48	July 8, 2013
	75,000	0	23.79	April 21, 2014
	195,144	0	13.57	September 30, 2017
	130,095	65,049	9.84	September 30, 2018
	65,048	130,096	4.60	September 30, 2019

Steven G. Stewart	5,000	0	16.89	May 6, 2013	6,061	(2)	21,820
	15,000	0	28.31	September 23, 2014
	29,592	0	13.57	September 30, 2017
	19,728	9,864	9.84	September 30, 2018
	9,864	19,728	4.60	September 30, 2019

Harlan M. Hatfield	23,542	0	9.09	April 23, 2011	4,755	(3)	17,118
	21,000	0	13.73	June 10, 2012
	75,000	0	13.00	February 7, 2013
	15,000	0	16.89	May 6, 2013
	10,338	0	23.79	April 21, 2014
	15,000	0	28.31	September 23, 2014
	23,216	0	13.57	September 30, 2017
	15,478	7,738	9.84	September 30, 2018
	7,739	15,477	4.60	September 30, 2019

William H. Gehrmann, III	10,000	0	16.97	November 12, 2012	7,240	(4)	26,064
	8,333	0	16.89	May 6, 2013
	9,350	0	23.79	April 21, 2014
	25,000	0	28.31	September 23, 2014
	32,813	0	13.57	September 30, 2017
	21,876	10,937	9.84	September 30, 2018
	13,334	26,666	4.60	September 30, 2019

John N. Lawless, III	125,000	0	28.49	September 8, 2014	7,668	(5)	27,605
	37,433	0	13.57	September 30, 2017
	24,956	12,477	9.84	September 30, 2018
	13,334	26,666	4.60	September 30, 2019

(1)	Represents restricted stock, of which 26,652 shares vest on September 30, 2011 and 13,326 shares vest on September 30, 2012.

(2)	Represents restricted stock, of which 4,041 shares vest on September 30, 2011 and 2,020 shares vest on September 30, 2012.

(3)	Represents restricted stock, of which 3,170 shares vest on September 30, 2011 and 1,585 shares vest on September 30, 2012.

(4)	Represents restricted stock, of which 4,740 shares vest on September 30, 2011 and 2,500 shares vest on September 30, 2012.

(5)	Represents restricted stock, of which 5,112 shares vest on September 30, 2011 and 2,556 shares vest on September 30, 2012.

Option Exercises and Stock Vested

The following table sets forth information concerning fiscal 2010 option exercises and restricted stock that vested during fiscal 2010 for the named executives.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2010

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Kirk A. Benson	0	0	39,978	143,921
Steven G. Stewart	0	0	6,062	21,823
Harlan M. Hatfield	0	0	4,756	17,122
William H. Gehrmann, III	0	0	6,981	25,132
John N. Lawless, III	0	0	7,669	27,608

Nonqualified Deferred Compensation

Our non-qualified deferred compensation plan (DCP) allows eligible employees to make tax-deferred contributions of up to 50% of their base compensation and 100% of their incentive compensation. All of the named executives are eligible to participate in the DCP. The DCP is funded through a grantor trust and trust-owned life insurance on plan participants. The DCP is intended to meet all applicable regulatory requirements, including Section 409A of the Internal Revenue Code. The DCP provides investment opportunities that closely mirror the investments that participants can choose for 401(k) plan contributions. In certain instances, we match employee contributions up to a designated maximum rate and these matching contributions vest after three years. Due to economic conditions, we suspended the DCP match in January 2009. The match remained suspended for all of fiscal 2010.

The terms of participation in the DCP for the named executives are the same as for the other employees who have been approved by the Compensation Committee to participate. The following table sets forth information concerning the named executives’ participation in the DCP during fiscal 2010.

NONQUALIFIED DEFERRED COMPENSATION — FISCAL 2010

Name	Executive contributions in fiscal 2010 (1) ($)	Registrant contributions in fiscal 2010 ($)	Aggregate earnings in fiscal 2010 (2) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at September 30, 2010 (3) ($)
Kirk A. Benson	118,816	0	58,609	0	817,843
Steven G. Stewart	34,570	0	39,057	0	499,907
Harlan M .Hatfield	25,069	0	31,343	0	321,951
William H. Gehrmann, III	46,193	0	24,379	0	250,752
John N. Lawless, III	0	0	0	0	0

(1)	All amounts reported as executive contributions are also included in the summary compensation table, either as salary or in other columns, as required.

(2)	None of the amounts reported as aggregate earnings are included in the summary compensation table.

(3)	Only the amounts representing executive contributions or registrant contributions in prior years have been included in prior years’ compensation in the summary compensation table.

Other Potential Post-Employment Payments

As of September 30, 2010, there were two named executives with employment contracts that required severance or other post-employment payments: Messrs. Benson and Stewart.

In accordance with the terms of his employment agreement, upon termination of Mr. Benson’s employment, we and Mr. Benson will enter into a consulting agreement requiring no more than 20% of Mr. Benson’s time for a three-year period, for which Mr. Benson will receive annual remuneration of $300,000. If we terminate Mr. Benson’s employment without cause or if Mr. Benson resigns all of his positions with us for good reason, such as a significant change in his responsibilities, he is entitled to termination benefits equal to 200% of 1) his annual base salary in effect when his employment terminates, plus 2) his target annual incentive bonus for the fiscal year in which the termination occurs. The preceding amount is payable over the 24-month period beginning 60 days following the date of termination. In the event of such termination, all of Mr. Benson’s outstanding equity awards shall become vested and immediately exercisable and all awards granted subsequent to March 2010 shall remain exercisable for a period of five years following termination. Also, Mr. Benson will be paid a prorated bonus calculated under the provisions of the fiscal year’s bonus arrangement then in effect. If Mr. Benson would have terminated employment on September 30, 2010 and all of the above described payments were to be made in accordance with the terms of his employment agreement, the cash payments would total $3,874,820.

In December 2010, Mr. Stewart’s employment agreement which was in place on September 30, 2010, part of which is described below, was superseded and replaced by an employment transition agreement. Pursuant to the terms of the employment transition agreement, Mr. Stewart’s responsibilities changed and his employment termination date was stipulated to be June 30, 2013. Between December 2010 and June 2013, he will receive an annual salary and will be able to participate in our short-term and long-term incentive bonus programs. In addition, we agreed to make transition payments to Mr. Stewart totaling $980,000, payable in January 2011.

The post-employment provisions of Mr. Stewart’s employment agreement in effect as of September 30, 2010 were as follows. Upon termination of Mr. Stewart’s employment without cause or if Mr. Stewart resigned all of his positions with us for good reason, he was entitled to termination benefits equal to 1) two times the sum of his current annual base salary (or, if higher, the highest rate in effect during the two-year period prior to the date of termination) plus the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the termination occurred; and 2) specified medical benefits, in an amount not to exceed $50,000. If Mr. Stewart would have terminated employment on September 30, 2010 and all of the above payments were to be made in accordance with the terms of the employment agreement in effect at that time, the cash payments would total $819,370.

The Compensation Committee has approved Executive Change in Control Agreements with certain of our officers, including all of the named executives, which agreements were in place during fiscal 2010. Mr. Stewart’s agreement was superseded by his December 2010 employment transition agreement referred to above. Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock-based awards. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for 1) severance pay equal to two times the sum of an officer’s current annual salary plus the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the change in control occurs; and 2) continuance of health and other benefits and perquisites for a two-year period following the change in control. If any payments or other benefits under the Change in Control Agreements constitute a “parachute payment” within the meaning of sections 280G and 4999 of the IRS Code, the Company will pay an additional bonus to the executive for applicable taxes so that the after-tax result would be the same as if the excise tax under section 4999 had not applied. If terminations associated with a change in control would have occurred on September 30, 2010, the cash severance payments due to the applicable named executives plus the estimated costs of continuing benefits and perquisites and the excess of the market value of stock-based awards above related exercise prices would have been as follows.

POTENTIAL CHANGE IN CONTROL PAYMENTS AS OF SEPTEMBER 30, 2010

Name	($)
Kirk A. Benson	2,607,587
Steven G. Stewart	811,008
Harlan M. Hatfield	772,416
William H. Gehrmann, III	1,919,195
John N. Lawless, III	1,109,545

Summary Information about Incentive Compensation Plans

As of September 30, 2009, we had four incentive compensation plans, three of which were approved by stockholders. In 2010, our stockholders approved a new 2010 Incentive Compensation Plan (2010 ICP) and in connection with the approval of the 2010 ICP, we agreed to not issue any additional stock-based awards under any of our other existing incentive compensation plans. As of September 30, 2010, options, SARs and other awards for 2,500,000 shares of common stock could be granted under the 2010 ICP; however, following the grants of equity-based awards made subsequent to September 30, 2010, approximately 1,700,000 shares were available for future grants under the 2010 ICP.

We use newly issued shares to meet our obligations to issue stock when awards are exercised. The Compensation Committee, or in its absence, the full Board, administers and interprets all incentive compensation plans (Plans). This Committee is authorized to grant stock-based awards and other awards both under the Plans and outside of any Plan to eligible employees, officers, directors, and consultants. Terms of awards granted under the Plans, including vesting requirements, are determined by the Committee and historically have varied significantly. Awards granted under the Plans vest over periods ranging from zero to ten years, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants must meet the requirements of the Internal Revenue Code.

1995 Stock Option Plan. A total of 2,400,000 shares of common stock are reserved for issuance under the 1995 Stock Option Plan, which expired in 2005. The 1995 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2002 Stock Incentive Plan. In 2002, the Board of Directors adopted the 2002 Stock Incentive Plan. The number of shares reserved under the 2002 Plan is 1,500,000. NSOs, restricted stock, SARs and stock units could be granted under the 2002 Plan. ISOs could not be granted under the 2002 Plan, which expires ten years after adoption unless terminated earlier by the Board.

2003 Stock Incentive Plan. In 2003, the Board of Directors adopted the 2003 Stock Incentive Plan. The 2003 Plan was approved by stockholders at the 2003 annual meeting. In January 2004, the Board of Directors approved Amendment No. 1 to the 2003 Plan, which increased the number of shares available for award grants to 2,500,000. Amendment No. 1 to the 2003 Plan was approved by stockholders at the 2004 annual meeting. ISOs, NSOs, restricted stock, SARs and stock units could be granted under the 2003 Plan, which expires ten years after adoption unless terminated earlier by the Board.

Long Term Incentive Compensation Plan. In 2005, the Board of Directors adopted the Long Term Incentive Compensation Plan (LTIP). The LTIP was approved by stockholders at the 2005 annual meeting. In December 2008, the Board of Directors approved amendments to the LTIP, including an increase in the number of shares available for award grants to 2,200,000. The LTIP amendments were approved by stockholders at the 2009 annual meeting. The LTIP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. Most awards under the LTIP are subject to a minimum service vesting requirement of at least three years. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year. The LTIP expires March 1, 2015.

2010 Incentive Compensation Plan. In December 2009, the Board of Directors adopted, subject to shareholder approval, the 2010 ICP, which was approved by stockholders at the 2010 annual meeting. The 2010 ICP authorizes the issuance of up to 2,500,000 shares of common stock for stock-based incentives, as well as certain cash incentives, as determined by the Compensation Committee. The 2010 ICP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. The Committee has discretionary authority to establish minimum vesting requirements. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year. The 2010 ICP expires in December 2019.

Other Options. In addition to options granted under the above-described plans, we have periodically granted options for the purchase of common stock to employees, officers, directors and consultants outside those plans that were not qualified as ISOs for tax purposes. There were no such option grants during fiscal 2010.

Stockholder Approval of Equity Compensation Plans. The following table presents information as of September 30, 2010 about our common stock that may be issued upon the exercise of options, SARs and other equity-based awards granted to employees, consultants or members of the Board of Directors under all of our existing incentive compensation plans and individual arrangements. As described above, we have five incentive compensation plans under which options and other awards have been or could be granted. We have also issued options not covered by any plan. The 1995 Plan, the 2003 Plan, the LTIP and the 2010 ICP have been approved by stockholders. The 2002 Plan has not been approved by stockholders. The amounts included in the caption “not approved by stockholders” in the table below represent amounts applicable under the 2002 Plan plus all awards granted outside of any plan.

(shares in thousands)
Plan Category	Maximum shares to be issued upon exercise of options and other awards	Weighted-average exercise price of outstanding options and other awards	Shares remaining available for future issuance under existing equity compensation plans (excluding shares reflected in the first column)
Plans approved by stockholders	3,491	$14.48	2,500
Plans not approved by stockholders	1,089	16.97	0

Total	4,580	$15.07	2,500

No Loans for Option Exercises. It is our policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

2000 Employee Stock Purchase Plan

The Board approved the 2000 Employee Stock Purchase Plan (ESPP) to provide eligible employees with an opportunity to increase their proprietary interest in Headwaters by purchasing common stock on favorable terms and to pay for such purchases through payroll deductions. The ESPP, including all subsequent amendments, have been approved by stockholders. A total of 4,250,000 shares of common stock have been reserved for issuance under the ESPP, and approximately 3,008,000 shares remain available for future issuance as of September 30, 2010. In accordance with terms of the ESPP, participating employees purchase shares of stock directly from us, which shares, until recently, been made available from treasury shares which were purchased on the open market. During 2010, we began issuing newly-issued shares to meet our commitment under the ESPP. The ESPP is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of quarterly offerings. The cost per share to the employee is 85% of the fair market value at the end of each quarterly offering period.

Incentive Bonus Plan

The Incentive Bonus Plan (IBP), the specifics of which are approved annually by the Compensation Committee, provides for annual cash bonuses to be paid if we accomplish certain financial goals and if participating employees meet individual goals. Under the terms of the IBP, annual cash awards can be earned by participants selected by the Compensation Committee who are employed at the end of the fiscal year, provided our goals and the participant’s individual goals are met or exceeded. Participants in the IBP are selected based on their roles and responsibilities.

Historically, a portion of annual cash awards “earned” by certain management personnel have been “banked,” meaning that the full amount of the awards is not actually earned and paid unless the minimum target set by the Compensation Committee is achieved in each of the two succeeding fiscal years. Banking ceased beginning in fiscal 2008 because the Company determined that the objectives of the banking mechanism, including retention, were being achieved through long-term incentive awards.

Long-Term Incentive Awards

Long-Term Incentive Cash Bonus Awards. In 2006, the Compensation Committee authorized the grant of long-term incentive cash bonus awards to certain officers and employees, including all of the named executives except for Mr. Stewart, which awards were granted under the LTIP. In accordance with terms of the awards, cash payments were required to be made at the end of and after the end of the three-year performance period ended on September 30, 2008. Cash payments are based on several factors, including 1) individual performance under the incentive bonus plan applicable to the individual, and 2) the achievement of stipulated financial goals as measured by economic value added, or EVA, over a three-year period by Headwaters and our operating units.

Payments for these awards could not exceed $30,000,000 in the aggregate; however, based on results achieved during the three-year performance period, the total payouts under the awards aggregated only approximately $2,800,000, all of which had been either paid or accrued as of September 30, 2010. Only 50% of the earned payouts were paid at the end of fiscal 2008, the end of the three-year performance period. The remaining 50% were required to be paid in equal installments at the end of fiscal 2009 and fiscal 2010 provided the individuals were then current employees. Mr. Gehrmann earned $461,584, $230,792 and $230,792 in 2008, 2009 and 2010, respectively, under this incentive program. No other named executive earned any cash payment for any period under the 2006 grants.

Cash Performance Unit Awards. In 2009, the Compensation Committee approved grants of performance unit awards to certain officers and employees, including all of the named executives, which awards were granted under the LTIP. The awards are to be settled in cash based on the achievement of goals tied to cumulative divisional free cash flow generated subsequent to September 30, 2008 and prior to September 30, 2028, at which time the awards were to expire, if not forfeited earlier. These awards replaced all former long-term cash-based awards, except for the 2006 awards described above. For purposes of these awards, free cash flow is generally defined as operating income plus depreciation, amortization and goodwill impairment, reduced by capital expenditures. Payments vest according to a predetermined schedule as free cash flow accumulates over time.

In 2010, the Committee terminated the performance unit awards for all participants in the corporate business unit, including Messrs. Benson, Stewart and Hatfield, and assigned a five-year performance period term to the free cash flow goals, aggregating $850,000,000, for the remaining participating business units. As of September 30, 2010, these business units had generated approximately $148,000,000 of free cash flow and accrued approximately $1,300,000 of expense for the awards, $700,000 of which was paid subsequent to September 30, 2010, including $208,200 paid to Mr. Gehrmann. The maximum payout under the amended performance unit awards if all performance criteria were to be achieved by the participating operating divisions would be approximately $35,800,000. Due to the shortened term of the performance period, it is currently expected that the ultimate payout will be significantly less than the maximum payout.

Also in 2010, in accordance with terms of the 2010 ICP, the Committee approved grants of performance unit awards to certain officers and employees in the corporate business unit, including Messrs. Benson, Stewart and Hatfield, to be settled in cash, based on the achievement of goals related to consolidated free cash flow generated in the second half of fiscal 2010. For purposes of these awards, free cash flow is generally defined as operating income plus depreciation, amortization, goodwill impairment and Section 45 tax credits, reduced by capital expenditures. The awards were calculated using a target compensation amount for each participant and were adjusted, subject to prescribed limitations, based on the actual consolidated free cash flow generated during the six-month performance period ended September 30, 2010, using a threshold/target/maximum adjustment structure. The free cash flow generated during the performance period exceeded the maximum level, and accordingly, the awards will vest and be settled in cash in annual installments over the next two years, provided the participant is still employed at the respective vesting dates. The awards will be further adjusted using the average stock price for the 60 days immediately preceding the respective vest dates.

Assuming the average closing stock price for the 60 days in the period ended September 30, 2010 of $3.37 remains unchanged for the September 30, 2011 and 2012 vesting dates, the maximum payout under this arrangement, all of which has been accrued as of September 30, 2010, would be approximately $2,500,000. The threshold, target, and maximum payouts for Messrs. Benson, Stewart and Hatfield are reflected in the section above titled Grants of Plan-Based Awards.

It is the current intent of the Committee to grant future performance unit awards to certain officers and employees in the corporate business unit, based on fiscal year performance periods, with terms similar to those described above; however, there is no obligation to do so. Subsequent to September 30, 2010, the Committee approved such grants to participants in the corporate business unit, including Messrs. Benson, Stewart and Hatfield, related to consolidated free cash flow generated during 2011.

DIRECTOR COMPENSATION

In 2010, we paid our non-employee directors an annual cash retainer and granted restricted stock units for our common stock under our Long Term Incentive Compensation Plan. We also pay members of the Board an additional cash retainer for any additional responsibilities associated with service on board committees, as described below. We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors are not paid for their services as directors and accordingly, Kirk A. Benson is not included in the director compensation table below.

The following table sets forth the compensation we paid our non-employee directors in 2010. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2010.

DIRECTOR COMPENSATION TABLE – FISCAL 2010

Name	Fees earned or paid in cash ($)	Stock awards (1) ($)		Total ($)
R Sam Christensen	70,000	80,000	(2)	150,000
William S. Dickinson	60,000	80,000	(3)	140,000
Blake O. Fisher, Jr.	70,000	80,000	(4)	150,000
E. J. “Jake” Garn	65,000	80,000	(5)	145,000
James A. Herickhoff	85,000	80,000	(6)	165,000
Malyn K. Malquist	65,000	80,000	(7)	145,000
Raymond J. Weller	50,000	80,000	(8)	130,000

(1)	In February 2010, 14,572 restricted stock units were granted to each of our non-employee directors. The stock units vest during calendar 2010. The grant date fair value of the restricted stock units is shown in the table above and was calculated in accordance with U.S. generally accepted accounting principles using a stock price of $5.49, the closing price of the common stock on the grant date. No other stock awards or options were granted to any non-employee director in fiscal 2010. Reference is made to Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year 2010 for a detailed description of the assumptions used in valuing stock-based awards.

(2)	As of September 30, 2010, Mr. Christensen had 23,137 restricted stock units, of which 19,494 were vested, and 72,000 options outstanding, all of which were vested.

(3)	As of September 30, 2010, Mr. Dickinson had 23,137 restricted stock units, of which 19,494 were vested, and 72,000 options outstanding, all of which were vested.

(4)	As of September 30, 2010, Mr. Fisher had 23,137 restricted stock units, of which 19,494 were vested, and 48,000 options outstanding, all of which were vested.

(5)	As of September 30, 2010, Mr. Garn had 23,137 restricted stock units, of which 19,494 were vested, and 84,000 options outstanding, all of which were vested.

(6)	As of September 30, 2010, Mr. Herickhoff had 23,137 restricted stock units, of which 19,494 were vested, and 84,000 options outstanding, all of which were vested.

(7)	As of September 30, 2010, Mr. Malquist had 23,137 restricted stock units, of which 19,494 were vested, and 72,000 options outstanding, all of which were vested.

(8)	As of September 30, 2010, Mr. Weller had 25,637 restricted stock units, of which 21,994 were vested, and 48,000 options outstanding, all of which were vested.

All outside directors are entitled to base annual cash compensation of $50,000, which we pay quarterly. The following additional annual compensation is also paid, in quarterly installments: Vice Chair of the Board, $25,000; Chair of the Audit Committee, $20,000; other members of the audit committee, $10,000; other (than audit) committee chairs, $10,000; and other (than audit) committee members, $5,000. Beginning in 2009, directors have received grants of restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information as of December 30, 2010 regarding the beneficial ownership of our common stock, for:

•	each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our common stock;

•	each director;

•	each named executive; and

•	all directors and executive officers as a group.

We relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5. As of December 30, 2010 there were [60,751,625] shares of common stock outstanding. As of that date, there were options to purchase [1,795,720] shares of common stock, and there were [3,196,019] SARs and [164,459] restricted stock units outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
5% Stockholders:
Rick F. Froio Blackrock, Inc. (3) 40 East 52nd Street New York, NY 10022	4,374,378		7.2%

Christopher Crossan, Global Chief Compliance Officer Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,749,847		6.2%

Directors:
Kirk A. Benson	2,014,116	(5)	3.3%
Raymond J. Weller	122,293	(6)	*
James A. Herickhoff	118,937	(7)	*
R Sam Christensen	115,137	(8)	*
E. J. “Jake” Garn	107,137	(9)	*
Malyn K. Malquist	101,137	(10)	*
William S. Dickinson	97,837	(11)	*
Blake O. Fisher, Jr.	75,137	(12)	*

Executive Officers:
Harlan M. Hatfield	281,018	(13)	*
John N. Lawless, III	251,044	(14)	*
William H. Gehrmann, III	164,391	(15)	*
Steven G. Stewart	133,805	(16)	*
Donald P. Newman	25,500	(17)	*
All directors and executive officers as a group (13 persons)	3,607,489	(18)	5.8%

*	Less than 1%

(1)	The address of each director and officer is c/o Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095.

(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from December 30, 2010, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of December 30, 2010.

(3)	Based on the statements on Schedule 13G filed with the SEC on January 29, 2010, Blackrock, Inc. has sole voting power over 4,374,378 shares and sole dispositive power over 4,374,378 shares.

(4)	Based on the statements on Schedule 13G filed with the SEC on February 8, 2010, Dimensional Fund Advisors LP has sole voting power over 3,627,575 shares and sole dispositive power over 3,749,847 shares.

(5)	Consists of 1,276,580 shares owned by Mr. Benson, options to purchase 347,249 shares held by Mr. Benson exercisable within 60 days of December 30, 2010 and 390,287 SARs exercisable within 60 days of December 30, 2010.

(6)	Consists of 48,656 shares owned by Mr. Weller, options to purchase 48,000 shares held by Mr. Weller exercisable within 60 days of December 30, 2010 and 25,637 restricted stock units that were fully vested on December 31, 2010 and which are obtainable upon termination.

(7)	Consists of 11,800 shares owned by Mr. Herickhoff and options to purchase 84,000 shares held by Mr. Herickhoff exercisable within 60 days of December 30, 2010 and 23,137 restricted stock units that were fully vested on December 31, 2010 and which are obtainable upon termination.

(8)	Consists of 20,000 shares owned by a partnership of which Mr. Christensen is a Trustee of the General Partner and options to purchase 72,000 shares held by Mr. Christensen exercisable within 60 days of December 30, 2010 and 23,137 restricted stock units that were fully vested on December 31, 2010 and which are obtainable upon termination.

(9)	Consists of options to purchase 84,000 shares held by Mr. Garn exercisable within 60 days of December 30, 2010 and 23,137 restricted stock units that were fully vested on December 31, 2010 and which are obtainable upon termination.

(10)	Consists of 6,000 shares owned by Mr. Malquist and options to purchase 72,000 shares held by Mr. Malquist exercisable within 60 days of December 30, 2010 and 23,137 restricted stock units that were fully vested on December 31, 2010 and which are obtainable upon termination.

(11)	Consists of 2,700 shares owned by Mr. Dickinson and options to purchase 72,000 shares held by Mr. Dickinson exercisable within 60 days of December 30, 2010 and 23,137 restricted stock units that were fully vested on December 31, 2010 and which are obtainable upon termination.

(12)	Consists of 4,000 shares owned by Mr. Fisher and options to purchase 48,000 shares held by Mr. Fisher exercisable within 60 days of December 30, 2010 and 23,137 restricted stock units that were fully vested on December 31, 2010 and which are obtainable upon termination.

(13)	Consists of 74,705 shares owned by Mr. Hatfield, options to purchase 84,880 shares held by Mr. Hatfield exercisable within 60 days of December 30, 2010 and 121,433 SARs exercisable within 60 days of December 30, 2010.

(14)	Consists of 50,321 shares owned by Mr. Lawless, options to purchase 125,000 shares held by Mr. Lawless exercisable within 60 days of December 30, 2010 and 75,723 SARs exercisable within 60 days of December 30, 2010.

(15)	Consists of 43,685 shares owned by Mr. Gehrmann, options to purchase 52,683 shares held by Mr. Gehrmann exercisable within 60 days of December 30, 2010 and 68,023 SARs exercisable within 60 days of December 30, 2010.

(16)	Consists of 54,621 shares owned by Mr. Stewart, options to purchase 20,000 shares held by Mr. Stewart exercisable within 60 days of December 30, 2010 and 59,184 SARs exercisable within 60 days of December 30, 2010.

(17)	Consists of 25,500 shares owned by Mr. Newman, who became an executive officer on December 8, 2010.

(18)	Consists of 1,618,568 shares issued and outstanding, options to purchase 1,109,812 shares exercisable within 60 days of December 30, 2010, 714,650 SARs exercisable within 60 days of December 30, 2010 and 164,459 restricted stock units that were fully vested on December 31, 2010 and which are obtainable upon termination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us with respect to fiscal 2010 and on representations that no other reports were required, we believe that during the 2010 fiscal year all applicable Section 16(a) filing requirements were met, except that Mr. Benson filed 12 Forms 4 after the applicable due dates and Mr. Christensen filed one Form 4 after the applicable due date. Eleven of these late filings related to put contracts entered into by Mr. Benson or Mr. Christensen whereby third parties required them to purchase Headwaters shares at predetermined prices without prior notification to Mr. Benson or Mr. Christensen. Obtaining timely information about such transactions is difficult.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Management and Others

We maintain policies and procedures relating to the review, approval or ratification of transactions in which we and our subsidiaries are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related persons or related parties. Our Code of Ethics and Business Conduct, which is available on our website at www.headwaters.com, prohibits our employees, including our executive officers, from engaging in specified activities without prior approval. These activities typically relate to conflicts of interest situations where an employee may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year.

Our Board of Directors has responsibility for reviewing and approving or ratifying related person transactions as defined under SEC regulations to the extent not delegated to another committee of the Board. In addition, the Board annually determines the independence of directors based on a review by the directors and the Nominating and Governance Committee as described under “Corporate Governance–Board Leadership Structure and Independence” above. The Compensation Committee reviews and approves compensation arrangements for the executive officers and directors.

We believe that these policies and procedures collectively assure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified. Each of the transactions disclosed below has been reviewed and approved or ratified by our Board of Directors and we believe that the terms of each of these transactions are no less favorable to us than we could obtain from an unaffiliated party.

Transactions with Related Persons

Insurance Benefits. We purchase certain insurance benefits for our employees from various insurance companies where Wansutter Employee Benefits LLC acts as broker and Mr. Weller, a director, is a principal. Providers of insurance services to us paid Wansutter commissions totaling $176,840 in fiscal 2008, $182,000 in fiscal 2009 and $163,000 in fiscal 2010.

SCP. A majority of SCP’s transportation needs are provided by Statewide Transportation Service L.P., a company for which two of the principals are related to Mr. Whisnant, an officer of SCP. Costs incurred were approximately $7,789,000 in fiscal 2008, $6,800,000 in fiscal 2009 and $5,517,000 in fiscal 2010.

Eldorado Stone Product. Eldorado Stone, one of our subsidiaries, purchases product from Piedras del Pacifico, S. de R.L., a company located in Mexico in which Mr. Lewis, who was an executive officer until November 2007, has a minority ownership interest. Costs incurred for materials purchased from this entity were approximately $10,174,000 in fiscal 2008, $6,662,000 in fiscal 2009 and $8,609,000 in fiscal 2010.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

The Board of Directors is divided into three classes, currently comprised of three Class I directors whose terms will expire at the 2013 annual meeting; three Class II directors, whose terms will expire at the 2011 annual meeting and who are standing for election at the annual meeting; and two Class  III directors, whose terms will expire at the 2012 annual meeting.

Nominees for Election as Directors

At the time of the annual meeting, the Board will consist of eight members: Kirk A. Benson, R Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E. J. “Jake” Garn, James A. Herickhoff, Malyn K. Malquist and Raymond J. Weller. At the annual meeting, the stockholders will elect three Class II directors to serve until the 2014 annual meeting, or until their successors are duly elected and qualified.

The Board proposes that the three individuals listed below as Class II nominees (each a current Class II director) be elected as Class II directors. The nominees have consented to serve if elected to the Board. In the event that one or more of the nominees is unable to serve as director at the time of the annual meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted FOR such substitute nominee(s) as shall be designated by the Board to fill the vacancy or vacancies.

The names of the Class II nominees, together with certain information about them, are set forth below:

Name	Age	Position with Headwaters	Director Since
Kirk A. Benson	60	Chairman and Chief Executive Officer	1999
E. J. “Jake” Garn	78	Director	2002
Raymond J. Weller	65	Director	1991

Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation’s largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

Experience, Qualifications, Attributes, and Skills: Mr. Benson’s long tenure as CEO of Headwaters has provided him with detailed knowledge of the Company. He has overseen its growth and transformation from a $5 million alternative energy company to a $650 million construction products business. He has insightful relationships with all the senior managers at Headwaters, as well as other stakeholders of Headwaters, including institutional investors. These leadership experiences allow Mr. Benson to communicate relevant information about Headwaters to the Board efficiently and effectively. He has extensive operational experience that provides the Board with timely and valuable insights into Company financial reports, opportunities, and risks. Mr. Benson’s broad education and experience in business, tax, accounting, and law allow him to contribute to a wide variety of Board processes and decisions.

E. J. “Jake” Garn has served as a Director of Headwaters since January 2002. Mr. Garn is a former United States Senator from the state of Utah. From 1993 to 1999, Mr. Garn served as Vice Chairman of Huntsman Corporation, a large Utah-based chemical company. From 1993 until December 2006, Mr. Garn served as a director of Morgan Stanley Funds and at the present time serves as a director of the following entities: United Space Alliance, Franklin Covey, NuSkin International, BMW Bank of NA and Escrow Bank, USA. Mr. Garn had a long and distinguished career in national politics. Mr. Garn entered politics in 1967 when he was elected to the Salt Lake City (Utah) Commission. He was elected mayor of Salt Lake City in 1971 and to the United States Senate in 1974. He served as chairman of the Senate Banking, Housing and Urban Affairs Committee and as a member of the Senate Appropriations Committee. Senator Garn was re-elected to the Senate in 1980 and again in 1986, retiring in 1992.

Experience, Qualifications, Attributes, and Skills: Mr. Garn has broad experience as a director of public companies and in legislative, regulatory, and policy processes. Mr. Garn has served on boards of several public companies, including experience with banking and financial institutions, which complements his service as chairman of the United States Senate Banking, Housing, and Urban Affairs Committee. Mr. Garn regularly reviews corporate strategies and contributes his public policy and finance knowledge to the deliberative process of Headwaters’ Board of Directors.

Raymond J. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been President of WanSutter Employee Benefits LLC, a Utah-based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay.

Experience, Qualifications, Attributes, and Skills: Mr. Weller has 19 years’ experience as a director for Headwaters and has participated in every major Board decision over that period of time. His longevity on the Board provides historical context to decisions and contributes to the effectiveness of the Board’s overview of management, particularly in periods of management change. Mr. Weller’s competence in compensation matters, specifically in employer medical plans has provided Headwaters with valuable insight into the design and implementation of benefit plans that have saved the Company millions of dollars, while insuring excellent care for our employees. He is well positioned to contribute to the Board’s view of long term stockholder value and is a frequent challenger of management assumptions.

Directors Not Standing for Election

The names of the directors who are not standing for election at the annual meeting are R Sam Christensen, William S. Dickinson and Malyn K. Malquist, Class I directors whose terms expire in 2013, and Blake O. Fisher, Jr. and James A. Herickhoff, Class III directors whose terms expire in 2012. Information about these directors is set forth below.

Class I directors:

Name	Age	Position with Headwaters	Director Since
R Sam Christensen	62	Director	2003
William S. Dickinson	76	Director	2003
Malyn K. Malquist	58	Director	2003

R Sam Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing Black Bear Ventures LP, a private investment firm, and evaluating new business opportunities. Prior to 1996, Mr. Christensen was Chairman and majority owner of Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond Holdings, Inc. was subsequently sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where, he spent nearly ten years. His final assignment, before resigning, was managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972.

Experience, Qualifications, Attributes, and Skills: Mr. Christensen brings executive, financial, and operational experience to the Headwaters Board and its Audit Committee. Mr. Christensen’s accounting education, audit practice with Touche Ross & Co., and executive and financial business leadership experience allow him to help the Board understand the Company’s financial results and supervise the relationship with the Company’s independent auditors as Chairman of the Audit Committee. Mr. Christensen’s experience in evaluating business opportunities and in directing investments, acquisitions, and divestitures help provide the Board with resources to assess new products and businesses as Headwaters implements its growth strategy.

William S. Dickinson has served as a Director of Headwaters since January 2003. From 1972 to 1994, Mr. Dickinson worked for Arco Products Co. and Arco Technology and Engineering, most recently as Vice President of Engineering and Technology (from 1988 to 1994), at which time he retired and has been involved in various projects as a consultant. In his most recent position with Arco, Mr. Dickinson was responsible for engineering and process development for the Arco refineries. In prior years, he was responsible for, among other things, the sale of all natural gas produced by Arco, the engineering and construction of all new oil production facilities in Alaska and the lower 48 states, and managed annual budgets in the range of $100 million to $300 million. Mr. Dickinson graduated from Yale University in 1956 with a B.S. in Chemical Engineering.

Experience, Qualifications, Attributes, and Skills: Mr. Dickinson brings an engineering and operations background to the Board. Mr. Dickinson’s employment with Arco gave him knowledge about technology innovation, process development, engineering, construction, and commercialization, including commodity sales. He has experience with developing and managing large and complex capital projects. Mr. Dickinson understands technology, operations, and market risk.

Malyn K. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist worked for Avista Corp., an energy utility in the Pacific Northwest, from September 2002 through March 2009, and served as the Chief Financial Officer for almost six years. Mr. Malquist has 30 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President-Finance and Treasurer. Mr. Malquist received BA and MBA degrees from Brigham Young University.

Experience, Qualifications, Attributes, and Skills: Mr. Malquist has extensive experience serving in financial and other executive leadership positions of public companies, including two positions as a chief financial officer. Mr. Malquist also brings knowledge to the Board of utility electric power generation, an important industry to Headwaters’ business. Mr. Malquist understands and has participated in public debt and equity capital markets over his career and helps our Board assess capital needs and strategy.

Class III directors:

Name	Age	Position with Headwaters	Director Since
Blake O. Fisher, Jr.	66	Director	2004
James A. Herickhoff	68	Vice Chairman and Director	1997

Blake O. Fisher, Jr. has served as a Director of Headwaters since November 2004. From May 2004 through 2008 Mr. Fisher was involved in management and financial consulting to the telecommunications and utility industries including providing consultation to the Rural Utilities Service’s broadband program. From May 2004 until December 2004 he served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. In May 2002, Mr. Fisher retired from McLeod USA, a telecommunications provider. From February 1996 to May 2002, he held senior management positions with

McLeod USA, initially as Chief Financial Officer, then President of the company’s Western region and as Chief Development Officer. From 1991 until February 1996 Mr. Fisher was Chief Financial Officer of IES Industries, an energy holding company. Prior to that, Mr. Fisher spent 23 years in several management positions with Consumer Power Company, headquartered in Michigan. Mr. Fisher received B.S. and M.S. degrees in Industrial Engineering from the University of Michigan. Mr. Fisher became a director of inContact, Inc. in 2004 and currently serves as chairman of the Audit Committee and is also on the Governance and Compensation Committees of that company.

Experience, Qualifications, Attributes, and Skills: Mr. Fisher lends financial, management, and public company experience to the Headwaters Board. He has worked in the utilities industry, serving in senior leadership positions, including three stints as a chief financial officer. His leadership includes experience with public companies and in public debt and equity capital markets. Mr. Fisher’s ongoing service as a director of inContact, Inc., including work on its audit, compensation, and governance committees provides Headwater’s Board with insight into public company governance.

James A. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is the Chief Executive Officer, President and a Principal of American Talc Company, the second largest producer of talc products in the United States. Mr. Herickhoff has served as an officer of this company or its predecessor since 2000. From 1987 to 1994, he served as President of Atlantic Richfield Company’s (ARCO’s) Thunder Basin Coal Company. Mr. Herickhoff has over 30 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO’s underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations, and became a director of Raser Technologies, Inc. in 2005 and currently serves as chairman of the Governance Committee and is also on the Audit and Compensation Committees of that company. Mr. Herickhoff received a Bachelor degree in 1964 from St. John’s University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

Experience, Qualifications, Attributes, and Skills: Mr. Herickhoff’s leadership experience enables him to provide our Board with guidance and insight regarding Headwaters’ strategies, opportunities, and risks. Mr. Herickhoff has managed large operations in basic materials industries. For seven years he was President of ARCO’s coal mines and is currently CEO of American Talc Company. His experience with American Talc Company provides Mr. Herickhoff with direct experience in the building products industry and insight into construction markets served by Headwaters. At both American Talc and ARCO, he developed and implemented strategies resulting in significant growth. He is a frequent contributor to Board discussions of operational efficiencies, product competitiveness, and regulatory compliance. Mr. Herickhoff has more than a decade of experience as an independent director giving him extensive knowledge about the Company and making him well suited to serve as the Vice Chairman of the Board.

Your Board of Directors unanimously recommends a vote FOR the election of Messrs. Benson, Garn and Weller.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and the Board have appointed BDO USA, LLP (formerly BDO Seidman, LLP), certified public accountants, as auditors to examine the financial statements of Headwaters for fiscal 2011 and to perform other appropriate accounting services and are requesting ratification of such appointment by the stockholders.

On April 10, 2009, we dismissed Ernst & Young LLP as our independent accountants. Our Audit Committee participated in and approved the decision to change independent accountants. We notified Ernst & Young LLP of this decision on April 10, 2009.

The reports of Ernst & Young LLP on our consolidated financial statements for fiscal years 2007 and 2008 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During fiscal years 2007 and 2008 and through April 10, 2009, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference thereto in their reports on the consolidated financial statements for such years.

During fiscal years 2007 and 2008 and through April 10, 2009, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

We requested that Ernst & Young LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter was filed as Exhibit 16 to our Form 8-K/A filed on April 20, 2009.

On April 13, 2009, the Audit Committee appointed BDO USA, LLP as our independent auditors. During our fiscal years 2007 and 2008 and in the subsequent period through April 13, 2009, neither Headwaters, nor anyone acting on our behalf, consulted with BDO regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report nor oral advice was provided by BDO, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K. We engaged BDO in January 2005 to advise us on the application of FAS 109 and later that year concerning FAS 123R. In December 2005, we engaged BDO to prepare our federal and state income tax returns. Since that time, we have had normal consultation with BDO inherent with the services they have been engaged to provide. As part of the appointment and selection process, both BDO and our Audit Committee considered the timing and nature of these services and have concluded that such services do not impair BDO’s independence with respect to Headwaters.

Audit and Non-Audit Fees

The following table summarizes the fees paid or payable to BDO USA, LLP for services rendered for the fiscal years ended September 30, 2009 and 2010. Audit fees include the cost of our annual audit and audits of our subsidiaries, including the independent auditors’ assessment of internal control over financial reporting, plus the costs of quarterly reviews, SEC filings requiring the consents of our independent auditors, and comfort letters provided to underwriters.

Tax fees in 2009 and 2010 consisted primarily of compliance tax filings and consultations regarding that compliance work. The Audit Committee approved 100% of the fees for both 2009 and 2010.

	Fees Paid for Fiscal Year 2009	Fees Paid for Fiscal Year 2010
Audit fees	$872,867	$819,579
Tax fees	669,516	617,996
All other fees	0	0
Total	$1,542,383	$1,437,575

The Audit Committee is informed of and approves all services BDO provides. The Audit Committee pre-approves the annual audit fee, tax services, and non-routine SEC filing reviews, as well as the fees for all large projects that are expected to cost more than $50,000. In addition, it has pre-approved $100,000 for routine accounting consultations related to items such as new accounting pronouncements, routine SEC filings requiring consents, and routine tax consultations. Upon performance of such services, the Audit Committee is informed of and approves the matters to which such consultations relate. Upon approval by the Audit Committee of these matters, the amount invoiced for the services performed is added back to the pre-approved $100,000 limit.

The affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the annual meeting and entitled to vote is required. If stockholders do not ratify the appointment of BDO, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year. A BDO representative is expected to attend the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Your Board of Directors unanimously recommends a vote FOR ratification of BDO USA, LLP as Headwaters’ independent auditors.

PROPOSAL NO. 3 — AMENDMENT TO CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES

Currently, our Amended and Restated Certificate of Incorporation authorizes the issuance of 100,000,000 shares of our Common Stock. On December 20, 2010, our Board of Directors adopted a proposal to amend the Certificate of Incorporation to increase the number of shares of Common Stock we are authorized to issue from 100,000,000 to 200,000,000, subject to stockholder approval of the amendment.

Our Board of Directors has declared the proposed amendment to be advisable and in the best interest of Headwaters and its stockholders, and has submitted the proposed amendment to be voted on by the stockholders at the annual meeting. On December 30, 2010, there were [60,751,625] shares of Common Stock outstanding. A total of [33,230,399] shares of Common Stock were reserved for issuance upon the conversion of debt instruments, the exercise of stock based awards and for potential stock issuances under existing approved incentive plans. Based upon the number of issued and reserved shares of Common Stock, we currently have approximately 6,000,000 shares of Common Stock remaining available for other purposes.

In addition, we currently have 10,000,000 of authorized but unissued shares of preferred stock available for issuance under our Amended and Restated Certificate of Incorporation. The proposed amendment does not increase the number of shares of preferred stock that we are authorized to issue. There are currently no shares of any series of our preferred stock outstanding and there are no immediate plans, arrangements, commitments or understandings with respect to the issuance of any shares of our preferred stock.

Form of Amendment

We propose to amend our Amended and Restated Certificate of Incorporation so that Article V, Section A of the Certificate of Incorporation will read in its entirety as follows:

A. The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

Number of Shares Authorized	Par Value Per Share	Class of Stock
200,000,000	$0.001	Common
10,000,000	$0.001	Preferred

Purpose of Amendment

Our Board of Directors is recommending this increase in authorized shares of Common Stock primarily to give Headwaters appropriate flexibility to issue shares for future corporate needs. The shares may be issued by the Board in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, regulatory agency, or under the rules of the New York Stock Exchange or any stock exchange on which Headwaters’ Common Stock may then be listed. Although there is no present agreement to issue any shares, the newly authorized shares of Common Stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future employee stock plans or for other corporate purposes. There are no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment. However, our Board believes that the currently available number of unissued and unreserved shares does not provide sufficient flexibility for corporate action in the future. Our Board believes that these additional shares will provide us with needed ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance.

Rights of Additional Authorized Shares

The additional authorized shares of Common Stock, if and when issued, would be part of the existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock presently outstanding. Our stockholders do not have preemptive rights with respect to our Common Stock. Accordingly, should the Board of Directors elect to issue additional shares of our Common Stock, existing stockholders would not have any preferential rights to purchase the shares.

Potential Adverse Effects of Amendment

Future issuance of Common Stock or securities convertible into our Common Stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of our Common Stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of Headwaters. The Board is not aware of any attempt, or contemplated attempt, to acquire control of Headwaters. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties.

Effectiveness of Amendment and Vote Required

If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the shares outstanding and entitled to vote at the annual meeting.

Your Board of Directors unanimously recommends voting FOR the amendment to the certificate of incorporation to increase the number of authorized shares.

PROPOSAL NO. 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation–Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal 2010 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL NO. 5 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 4 above. By voting on this Proposal No. 5, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

The Board has not made a recommendation on the frequency of holding an advisory vote on executive compensation. Stockholders may vote for having an advisory vote every year, every two years, or every three years, or they may abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

*        *        *

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

Headwaters Incorporated

By Order of the Board of Directors,

/s/ HARLAN M. HATFIELD
Harlan M. Hatfield
Secretary

HEADWATERS INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 24, 2011

The undersigned stockholder(s) of Headwaters Incorporated, a Delaware corporation (the Company), revoking all previous proxies, hereby appoints Harlan M. Hatfield and Donald P. Newman, each as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of common stock of Headwaters which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Headwaters to be held Thursday, February 24, 2011, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

(Please sign and date below)

1. ELECTION OF DIRECTORS:		Please mark your vote as this ☒

Kirk A. Benson	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Benson’s term would expire in 2014)

E. J. “Jake” Garn	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Garn’s term would expire in 2014)

Raymond J. Weller	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Weller’s term would expire in 2014)

2. RATIFY THE SELECTION BY THE BOARD OF BDO USA, LLP AS INDEPENDENT AUDITORS OF HEADWATERS FOR FISCAL 2011	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. APPROVE AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES TO 200,000,000	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. FREQUENCY OF HOLDING ADVISORY VOTE ON EXECUTIVE COMPENSATION		1 YEAR ☐ 3 YEARS ☐	2 YEARS ☐ ABSTAIN ☐

This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted FOR items 1, 2, 3 and 4. This Proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF HEADWATERS INCORPORATED.

________________________
Name(s) of Stockholder(s)	Date

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.